Exhibit 10.6

JUNIOR MEZZANINE LOAN AGREEMENT

Dated as of December 5, 2002

Between

WHP JUNIOR MEZZ BORROWER-1, L.L.C.

and

WHP JUNIOR MEZZ BORROWER-2, L.L.C.,

collectively, as Borrower,

and

BEAR STEARNS COMMERCIAL MORTGAGE, INC.,

as Lender

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-ii-

SCHEDULES

Schedule I	–	Properties – Release Amounts

Schedule II	–	Lockbox Properties

Schedule III	–	Required Repairs – Deadlines for Completion

Schedule IV	–	Organizational Chart of Borrower

Schedule V	–	Franchise Agreements

Schedule VI	–	Management Agreements

Schedule VII	–	Amortization Schedule

Schedule VIII	–	Liquor/Hospitality Licenses

Schedule IX	–	Ground Leases

Schedule X	–	Form of Smith Travel Research Reports

Schedule XI	–	PIP Requirements

Schedule XII	–	Assignments of Management Agreements

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JUNIOR MEZZANINE LOAN AGREEMENT

THIS JUNIOR MEZZANINE LOAN AGREEMENT, dated as of December 5, 2002 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”), WHP JUNIOR MEZZ BORROWER-1, L.L.C., a Delaware limited liability company (“Borrower 1”), and WHP JUNIOR MEZZ BORROWER-2, L.L.C., a Delaware limited liability company (“Borrower 2”), each having its principal place of business at 903 Calle Amenecer, Suite 100, San Clemente, California 92673 (Borrower 1 and Borrower 2, each, an “Individual Borrower” and, collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, Bear Stearns Commercial Mortgage, Inc., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179, as mortgage lender (“Mortgage Lender”), is making a loan in the principal amount of Two Hundred Twenty-Five Million Dollars ($225,000,000) (the “Mortgage Loan”) to WHP Hotel Owner-1, L.P., a Delaware limited partnership (“Mortgage Borrower 1”), WHP Hotel Owner-2A, L.L.C., a Delaware limited liability company (“Mortgage Borrower 2A”), and WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company (“Mortgage Borrower 2B”; Mortgage Borrower 1, Mortgage Borrower 2A and Mortgage Borrower 2B, individually or collectively as the context requires, “Mortgage Borrower”) pursuant to a Loan Agreement, dated the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time; the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by a Consolidated Amended and Restated Promissory Note, dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Note”), made by Mortgage Borrower to Mortgage Lender and secured by, among other things, the Mortgages (as defined below) given by Mortgage Borrower in favor of Mortgage Lender pursuant to which Mortgages, Mortgage Borrower has granted Mortgage Lender a first priority mortgage on, among other things, the Properties.

WHEREAS, Bear Stearns Commercial Mortgage, Inc., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179, as mezzanine lender (“Mezzanine Lender”), is making a loan in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Mezzanine Loan”) to WHP Mezz Borrower-1, L.L.C., a Delaware limited liability company (“Mezz Borrower 1”), and WHP Mezz Borrower-2, L.L.C., a Delaware limited liability company (“Mezz Borrower 2”; Mezz Borrower 1 and Mezz Borrower 2, individually or collectively as the context requires, “Mezzanine Borrower”), pursuant to a Mezzanine Loan Agreement, dated the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mezzanine Loan Agreement”), which Mezzanine Loan is evidenced by a Promissory Note, dated of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mezzanine Note”), made by Mezzanine Borrower to Mezzanine Lender and secured by, among other things, a pledge made pursuant to a Pledge Agreement, dated the date hereof (the “Mezzanine Pledge Agreement”) of one hundred percent (100%) of the limited partnership interests in Mortgage Borrower 1, one hundred percent (100%) of the membership interests in Mortgage Borrower 1 Managing Entity and one hundred percent (100%) of the membership interests of each of Mortgage Borrower 2A and Mortgage Borrower 2B;

WHEREAS, Borrower 1, which is the sole member of Mezz Borrower 1, and Borrower 2, which is the sole member of Mezz Borrower 2, have requested that Lender make a loan to Borrower in the original principal amount of Fifty Million Dollars ($50,000,000) (the “Loan”), which Loan shall be secured by a pledge of (i) one hundred percent (100%) of the membership interests in Mezz Borrower 1, (ii) one hundred percent (100%) of the membership interests in Mezz Borrower 2, (iii) one hundred percent (100%) of the ownership interests in Springing Member 1, and (iv) one hundred percent (100%) of the ownership interests in Springing Member 2 ((i), (ii), (iii) and (iv), collectively, the “Pledged Interests”);

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined); and

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, each Individual Borrower has entered into that certain Pledge and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as hereinafter defined) as collateral security for the Debt (as defined below).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “AAA” by S&P and “Aaa” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, or (b) is otherwise acceptable to Lender, or (c) is otherwise acceptable to all Rating Agencies rating any Securitization, as evidenced by written confirmation from all such Rating Agencies that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Adjusted Release Amount” shall mean, for each Individual Property, the sum of (a) the Release Amount for such Individual Property and (b) either (x) an amount equal to ten percent (10%) of the Release Amount provided that such Individual Property is a Release Hotel and the aggregate Adjusted Release Amounts for all Release Hotels released pursuant to

Section 2.5.2 of the Mortgage Loan Agreement including the Adjusted Release Amount for the applicable Individual Property to be released, plus the aggregate Mezzanine Release Amounts and Mortgage Release Amounts for all Release Hotels prepaid in connection with all such releases in accordance with the Mezzanine Loan Documents and the Mortgage Loan Documents, respectively, including the Mezzanine Release Amount and Mortgage Release Amount for the applicable Individual Property to be released, is less than or equal to Thirty-One Million Dollars ($31,000,000), or (y) twenty-five percent (25%) of the Release Amount for (i) any such Individual Property that is not a Release Hotel or (ii) if such Individual Property is a Release Hotel, that portion of its Adjusted Release Amount not included in clause (x) above.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Loans” shall mean a loan made by Lender to an Affiliate of Borrower, Limited Guarantor or Guarantor.

“Affiliated Manager” shall mean Sunstone Hotel Properties, Inc. or any Manager in which Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Limited Guarantor or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Mortgage Borrower in accordance with Section 5.1.11 hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Mortgage Borrower and Operating Lessee, collectively, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, with respect to each Individual Property, those certain agreements relating to the Management Agreements as more particularly set forth on Schedule XII hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with their successors and permitted assigns.

“Borrower 1” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower 2” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Release” shall have the meaning set forth in Section 2.6.3 hereof.

“Borrower Operating Agreement” shall mean, collectively (a) the Limited Liability Company Agreement of Borrower 1, dated December 4, 2002, by Hotel Partners 1, as its sole member, and certain independent directors, as an alternative springing member, and (b) the Limited Liability Company Agreement of Borrower 2, dated December 5, 2002, by Hotel Partners 2, as its sole member and certain independent directors, as an alternative springing member.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“BSCMI” shall mean Bear, Stearns Commercial Mortgage, Inc., a New York corporation, and its successors in interest.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or the place of business of any Servicer are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Mortgage Lender, Mortgage Borrower, Operating Lessee, Affiliated Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement and shall also include all amounts on deposit in the Junior Mezzanine Debt Service Account and the Reserve Funds.

“Collective Group” shall have the meaning set forth in Section 10.23 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, by and between Borrower 1 and Borrower 2.

“control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“CSFB Assets Prepayment” shall have the meaning set forth in the Mortgage Loan Agreement.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment, Prepayment Premium or Deleveraging Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)	the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties, (ii) actual franchise fees incurred in connection with the operation of the Properties, or (iii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of four percent (4%) of Gross Income from Operations or (2) the actual management fees incurred, and (B) with respect to those Properties operated pursuant to any Franchise Agreement, franchise fees equal to the greater of (1) assumed franchise fees of four percent (4%) of Gross Income from Operations or (2) the actual franchise fees incurred, and (C) Replacement Reserve Fund contributions equal to the greater of (1) four percent (4%) of Gross Income from Operations, (2) the actual percentage of Gross Income from Operations required to be expended under all Management and Franchise Agreements for the Properties or (3) Seven Million Dollars ($7,000,000) per Fiscal Year to be reduced on a pro-rata basis as Properties may be released pursuant to the terms hereof; and

(b)	the denominator is the greater of (i) the actual amount of principal and interest due and payable on the Loan, the Mortgage Loan and the Mezzanine Loan for such period (net of any payments made to Borrower pursuant to any Interest Rate Cap Agreement or to Mortgage Borrower pursuant to any Mortgage Interest Rate Cap Agreement or Mezzanine Borrower pursuant to any Mezzanine Interest Rate Cap Agreement) or (ii) an assumed debt service for the Loan, the Mortgage Loan and the Mezzanine Loan for such period calculated on the basis of a ten and one-half percent (10.50%) per annum debt service constant for the Loan, the Mortgage Loan and the Mezzanine Loan.

“Debt Service Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Debt Service Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Determination Ratio” shall mean a Debt Service Coverage Ratio of 1.10 to 1.0.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law and (b) five percent (5%) above the Interest Rate.

“Deleveraging Premium” shall mean, with respect to a Deleveraging Prepayment, a payment to Lender of an amount equal to (a) three and one-half percent (3.5%) of the outstanding principal amount of the Loan to be prepaid if such Deleveraging Prepayment occurs prior to the Prepayment Release Date, (b) three percent (3%) of the outstanding principal amount of the Loan to be prepaid if such Deleveraging Prepayment occurs on or after the Prepayment Release Date through, and including, July 1, 2004, and (c) the applicable Prepayment Premium, if any, if the Deleveraging Prepayment occurs on or after July 2, 2004.

“Deleveraging Prepayment” shall mean a one-time voluntary prepayment of the outstanding principal amount of the Loan made in accordance with Section 2.4.1 hereof by Borrower from the net proceeds of an initial public offering of the stock of an Affiliate of Borrower, provided that such prepayment shall (a) be accompanied by a payment to Lender of the Deleveraging Premium, and (b) shall result in the payment in full of the Debt and release of the Pledge Agreement on the Collateral.

“Determination Date” shall mean the third (3rd) day of the Interest Period for which the Interest Rate is being determined.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or such other information reasonably requested by Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“DSCR Determination Date” shall have the meaning set forth in Section 7.6 hereof.

“DSCR Excess Cash Sweep Event” shall have the meaning set forth in Section 7.6 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least Fifty Million Dollars ($50,000,000) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall mean all remaining amounts on deposit in the Cash Management Account (regardless of whether such amounts are more or less than the operating rent due under each Operating Lease) after the payment of all escrows, reserves, Debt Service, expenses, debt service payments on each of the Mezzanine Loan and the Mortgage Loan and other amounts required to be made in accordance with the Loan Documents.

“Excess Cash Sweep Event” shall mean (a) a DSCR Excess Cash Sweep Event, and/or (b) a Manager Excess Cash Sweep Event.

“Excess PIP Amount” shall have the meaning set forth in Section 7.3.2(g) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.7 hereof.

“Extension Option” shall have the meaning set forth in Section 2.7 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Floating Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the Spread; provided, however, in no event shall LIBOR be deemed to be less than two percent (2.0%).

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than any state in the United States of America.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Franchise Agreement” shall mean, with respect to each Individual Property, that certain franchise agreement more specifically identified on Schedule V hereto, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, any Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean, with respect to any Individual Property, the franchisor with respect thereto, as same is identified on Schedule V hereto, or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Mortgage Borrower, Operating Lessee or Manager for the use, occupancy or enjoyment of the Properties, or any part thereof, or received by Mortgage Borrower, Operating Lessee or Manager for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the Properties operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including net parking revenue and all Rent; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Properties operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and any interest to which Borrower is entitled on Reserve Funds; but excluding, (1) gross receipts received by lessees (other than any Operating Lessee), licensees or concessionaires of the Properties; (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Mortgage Borrower, Operating Lessee or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Properties operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time; (7) uncollectible accounts; (8) gratuities collected by the Properties employees; (9) the proceeds of any financing; (10) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (11) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (12) payments made to Mortgage Borrower, Mezzanine Borrower and Borrower pursuant to their respective Interest Rate Cap Agreements; (13) tax refunds; (14) amounts collected as security deposits from any tenants under Leases except to the extent such security deposits are actually applied to amounts owed by such tenants pursuant to the terms of the applicable Leases; and (15) rent or other payments due under the Operating Lease to the extent they represent income already included as “Gross Income from Operations” hereunder.

“Ground Lease” shall mean, collectively, those certain leases more particularly described on Schedule IX hereto.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” shall mean Hotel Partners, together with their successors and permitted assigns.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hotel Fund” shall mean, individually or collectively as the context requires, Westbrook Real Estate Fund IV, L.P. and Westbrook Real Estate Co-Investment Partnership IV, L.P.

“Hotel Partners” shall mean, individually or collectively as the context requires, (a) Hotel Partners 1 and (b) Hotel Partners 2.

“Hotel Partners 1” shall mean Westbrook Hotel Partners IV, L.L.C., a Delaware limited liability company.

“Hotel Partners 2” shall mean Westbrook Hotel Co-Investment Partners IV, L.L.C., a Delaware limited liability company.

“Hyatt Property” shall mean that certain Individual Property, known as Hyatt Newporter located in Newport Beach, California.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” shall mean a director of a Special Purpose Entity who is not at the time of initial appointment, or at any time while serving as a director of any Special Purpose Entity, and has not been at any time during the preceding five (5) years: (a) a stockholder, direct or indirect owner, director (with the exception of serving as the Independent Director of such Special Purpose Entity), officer, employee, partner, member, attorney or counsel of any Special Purpose Entity (unless such natural person is a director provided by a nationally recognized company that provides professional independent managers and which also provides other corporate services in the ordinary course of business, in which case such Person may receive reasonable fees for serving as director of such Special Purpose Entity); (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with such Special Purpose Entity or any Affiliate thereof; (c) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other person. A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director of any Special Purpose Entity if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors and that also provides other corporate services in the ordinary course of its business. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and/or Operating Lessee and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property.”

“Initial Maturity Date” shall mean January 1, 2006.

“Insolvency Opinion” shall mean a substantive non-consolidation opinion letter substantially similar to the one dated the date hereof delivered by Cravath, Swaine & Moore in connection with the Mortgage Loan.

“Insurance Premiums” shall have the meaning as set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning as set forth in the Mortgage Loan Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated the date hereof, between Lender, Mezzanine Lender and Mortgage Lender with respect to the Loan, the Mezzanine Loan and the Mortgage Loan.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period commencing on the first day of the prior calendar month and ending on the last day of such prior calendar month; provided, however, the Interest Period for the Payment Date relating to January, 2003 shall be the period commencing on the Closing Date, and ending on December 31, 2002.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Junior Mezzanine Agent” shall mean Wells Fargo Bank, or any successor Eligible Institution acting as Agent under the Junior Mezzanine Cash Management Agreement.

“Junior Mezzanine Cash Management Agreement” shall mean the Junior Mezzanine Cash Management Agreement, dated the date of this Agreement, among Borrower, Mezzanine Borrower, Lender and Junior Mezzanine Agent, together with any extensions, renewals, amendments or modifications thereof.

“Junior Mezzanine Debt Service Account” shall have the meaning set forth in Section 2.7.3 hereof.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Collateral, Mezzanine Borrower, the Mezzanine Collateral, Mortgage Borrower, Operating Lessee, such Individual Property or any part thereof, or which are applicable to Borrower, Mezzanine Borrower, Operating Lessee or Mortgage Borrower, or the construction, use, alteration or operation of any Individual Property, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Mezzanine Borrower, Mortgage Borrower, Operating Lessee, the Collateral, the Mezzanine Collateral or such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or a letter of credit which does not expire until at least two (2) Business Days after the Maturity Date or such other date reasonably acceptable to Lender) in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate determined by Lender to be (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Interest Period, which appears on the Telerate Access Service Page 3750 (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that respective Interest Period’s Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Telerate Access Service Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Lender from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Interest Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Lender with such quotations, the rate per annum which Lender determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Lender are quoting at approximately 11:00 a.m., New York City time, on the Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Interest Period in amounts of not less than U.S. $1,000,000.00. Lender’s determination of LIBOR shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge of or on or affecting Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee, the Collateral, the Mezzanine Collateral or the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Limited Guarantor” shall mean Hotel Fund, together with their successors and permitted assigns.

“Limited Guaranty” shall mean that certain Limited Guaranty Agreement, dated as of the date hereof, executed and delivered by Limited Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Liquidation Event” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Liquor License Agreement” shall mean, with respect to each Individual Property listed on Schedule VIII, that certain Alcoholic Beverage Management Agreement, dated as of the date hereof, between the applicable Individual Borrower, as owner and the holder of the applicable liquor license, as licensee.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the O&M Agreements, the Assignments of Management Agreements, the Guaranty, the Limited Guaranty, the Payment Guaranty, the Junior Mezzanine Cash Management Agreement, the Interest Rate Cap Agreement, the Contribution Agreement, the Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Lockbox Bank” shall have the meaning set forth in the Mortgage Loan Agreement.

“Lockbox Properties” shall mean, each of the Individual Properties identified on Schedule II attached hereto.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean the leases for which estoppels are delivered under Section 3.1.11 hereof or any replacement lease for such space.

“Management Agreement” shall mean, with respect to each Individual Property, the management agreement entered into by and between Mortgage Borrower, the applicable Operating Lessee and the applicable Manager, pursuant to which Manager is to provide management and other services with respect to such Individual Property as each such agreement is described on Schedule VI hereto, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean, with respect to each Individual Property, the manager under the applicable Management Agreement, or, if the context requires, any Qualified Manager who is managing the Individual Property in accordance with the terms and provisions of this Agreement.

“Manager Accounts” shall mean those certain operating and reserve accounts maintained by each of the Managers of the Marriott Properties and the Hyatt Property pursuant to and in accordance with each of the related Management Agreements, which accounts are more particularly described in the Mortgage Loan Agreement.

“Manager Excess Cash Sweep Event” shall have the meaning set forth in Section 9.4(b) hereof.

“Marriott Properties” shall mean each of the Troy Property, the Philadelphia West Property and the Tyson’s Corner Property.

“Material Agreements” means each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Properties, other than the Management Agreements, the Franchise Agreements, the Operating Leases, and those contracts or agreements that may be terminated or cancelled upon notice of sixty (60) days or less for a termination fee or penalty of not more than $5,000, under which there is an obligation of Mortgage Borrower or Operating Lessee to pay more than $100,000 per annum, excluding the costs of any furniture, equipment, or fixture purchases.

“Material Adverse Effect” shall mean any change or effect that would reasonably be expected to have a material and adverse effect on the business, results, operations or value of Borrower, Mortgage Borrower, Mezzanine Borrower, the Collateral, the Mezzanine Collateral, the Mortgage Collateral or the Properties taken as a whole.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Agent” shall mean Wells Fargo Bank, or any successor Eligible Institution acting as Agent under the Mezzanine Cash Management Agreement.

“Mezzanine Borrower” shall have the meaning set forth in the Recitals to this Agreement, together with their successors and permitted assigns.

“Mezz Borrower 1” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mezz Borrower 2” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mezzanine Borrower Operating Agreement” shall mean, collectively, (a) the Limited Liability Company Agreement of Mezz Borrower 1, dated December 5, 2002, by Borrower 1, as sole equity member, and WHP Junior Springing Member-1, Inc., a Delaware corporation, as the springing member, and (b) the Limited Liability Company Agreement of

Mezz Borrower 2, dated December 5, 2002, by Borrower 2, as sole equity member, and WHP Junior Springing Member-2, Inc., a Delaware corporation, as the springing member.

“Mezzanine Cash Management Agreement” shall mean the Mezzanine Cash Management Agreement, dated the date of this Agreement, among Mezzanine Borrower, Mortgage Borrower, Mezzanine Lender and Mezzanine Agent, together with any extensions, renewals, amendments or modifications thereof.

“Mezzanine Collateral” shall mean the “Collateral” under the Mezzanine Loan.

“Mezzanine Debt Service Account” shall have the meaning ascribed to such term in the Mezzanine Loan Documents.

“Mezzanine Interest Rate Cap Agreement” shall have the meaning set forth in the Mezzanine Loan Documents.

“Mezzanine Lender” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mezzanine Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mezzanine Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mezzanine Loan Default” shall mean a “Default” under the Mezzanine Loan.

“Mezzanine Loan Documents” shall mean all documents evidencing the Mezzanine Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine Loan Event of Default” shall mean an “Event of Default” under the Mezzanine Loan.

“Mezzanine Note” shall have the meaning set forth in the Recitals to this Agreement.

“Mezzanine Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mezzanine Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine Loan Agreement.

“Monthly Debt Service Payment Amount” shall mean an amount equal to the sum of (i) interest which is due on the Loan for the immediately preceding Interest Period plus (ii) the payment of principal for such Interest Period as set forth on Schedule VII, if any, as such amount may be recalculated in accordance with Section 2.4.1 and Section 2.4.2 hereof, if applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust) and Security Agreement, dated the date hereof, executed and delivered by the applicable Mortgage Borrower and the related Operating Lessee to Mortgage Lender as security for the Mortgage Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower Operating Agreement” shall mean, collectively, (a) the Agreement of Limited Partnership of Mortgage Borrower 1, dated December 5, 2002, between Mezz Borrower 1, as limited partner and Mortgage Borrower 1 Principal, as general partner, (b) the Limited Liability Company Agreement of Mortgage Borrower 2A, dated December 5, 2002, by Mezz Borrower 2, as the sole equity member, and WHP Springing Member-1, Inc., a Delaware corporation, as the springing member, and (c) the Limited Liability Company Agreement of Mortgage Borrower 2B, dated December 5, 2002, by Mezz Borrower 2, as the sole equity member, and WHP Springing Member-2, Inc., a Delaware corporation, as the springing member.

“Mortgage Borrower 1” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower 1 Principal” shall mean WHP Manager-1, L.L.C., a Delaware limited liability company, the general partner of Mortgage Borrower 1, together with its successors and permitted assigns.

“Mortgage Borrower 2A” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower 2B” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Collateral” shall mean that certain collateral as described in the Mortgage Pledge Agreement.

“Mortgage Interest Rate Cap Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and assigns.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Default” shall mean a “Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Mortgages, the Cash Management Agreement, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Pledge Agreement” shall mean, collectively, each of those certain Pledge and Security Agreements, dated as of the date hereof, by Mortgage Borrower in favor of Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less, without duplication (i) Lender’s, Mezzanine Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) the costs incurred and amounts applied by Mortgage Borrower in connection with a restoration of all or any portion of the Properties made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender and the Mezzanine Loan Documents to Mezzanine Lender, (iv) in the case of a foreclosure sale, disposition or Transfer of any Individual Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (vi) in the case of a refinancing of the Mortgage Loan and the

Mezzanine Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, (vii) in the case of a foreclosure sale, disposition or Transfer of any Mezzanine Collateral in connection with realization thereon following an Event of Default under the Mezzanine Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (viii) in the case of a foreclosure sale, such costs and expenses incurred by Mezzanine Lender under the Mezzanine Loan Documents as Mezzanine Lender shall be entitled to receive reimbursement for under the terms of the Mezzanine Loan Documents, and (ix) the amount of any prepayments required pursuant to the Mortgage Loan Documents, the Mezzanine Loan Documents and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of Fifty Million Dollars ($50,000,000), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean, with respect to each Individual Property (other than the Troy Property and the Philadelphia West Property), that certain Operations and Maintenance Agreement, dated as of the date hereof, among the applicable Individual Borrower, the related Operating Lessee and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner or managing member of Borrower.

“Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operating Lease” shall mean, with respect to each Individual Property, that certain Lease Agreement, dated as of the date hereof, between the applicable Mortgage Borrower, as lessor, and the applicable Operating Lessee, as lessee, and further, with respect to the Individual Property located in Huntington, New York, that certain Lease of Personal Property and Equipment, dated as of the date hereof, between the related Operating Lessees.

“Operating Lessee” shall mean, individually or collectively as the context requires, WHP Hotel Lessee-1, Inc., WHP Hotel Lessee-2A, Inc. and WHP Hotel Lessee-2, Inc., each a Delaware corporation, and WHP PPE Owner-1, L.L.C., a Delaware limited liability company, together with their successors and permitted assigns.

“Operating Rent Credits” shall mean any of those certain “Excess Monthly Deposit Credits” as defined in the Operating Leases.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Obligations” shall have the meaning as set forth in the Mortgages.

“Out Parcel” shall mean, with respect to the Tyson’s Corner Property, the land and improvements or any land not improved with buildings or other structures subject to the purchase option and obligation to purchase contained in Article 19 of that certain Ground Lease Agreement, dated September 10, 1999, between Interstone PAH/Partners, L.P. and 8022 Leesburg Pike, LLC, a memo of which was recorded in the Land Records of Fairfax County, Virginia, on September 23, 1999 at Deed Book 11097, page 1081.

“Payment Date” shall mean the first day of every month during the term of the Loan, until and including the Maturity Date.

“Payment Guaranty” shall mean that certain Loan Payment Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, the Mezzanine Loan Documents and the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies or “insured over” or “insured around” to the reasonable satisfaction of Lender, as each relate to such Individual Property or any part thereof, (c) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or delinquent, or are being contested pursuant to Section 5.1.2 hereof, (d) Liens, if any, for Taxes imposed by any Governmental Authority or for Other Charges not yet due or delinquent, or being contested pursuant to Section 5.1.2 hereof or “insured over” or “insured around” to the reasonable satisfaction of Lender in the Title Insurance Policies, (e) utility and access easements of record which do not materially and adversely affect the value or use or operation of such Individual Property, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of such Individual Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“Philadelphia West Property” shall mean that certain Individual Property known as Marriott Philadelphia West, located in Conshohocken, Pennsylvania.

“Physical Conditions Report” shall mean, with respect to each Individual Property a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that such Individual Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Individual Property.

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“PIP Completion Amount” shall have the meaning set forth in Section 7.3.2(g) hereof.

“Pledged Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Pledgor” shall have the meaning as set forth in the Pledge Agreement.

“PIP Requirements” shall mean, collectively, with respect to any Individual Property, the obligation of Mortgage Borrower and/or Operating Lessee to comply with any property improvement program that may be mandated or otherwise required under any Management Agreement, Franchise Agreement or other applicable licensing agreement.

“Policies” shall have the meaning set forth in Section 6.1(b) of the Mortgage Loan Agreement.

“Policy” shall have the meaning set forth in Section 6.1(b) of the Mortgage Loan Agreement.

“Prepayment Premium” shall mean an amount equal to (a) two and one-half percent (2.5%) of the outstanding principal balance of the Loan to be prepaid if the prepayment occurs (i) prior to the Prepayment Release Date or (ii) on or after the Prepayment Release Date through, and including, July 1, 2004, (b) two percent (2.0%) of the outstanding principal balance of the Loan to be prepaid if the prepayment occurs on or after July 2, 2004 through, and including, January 1, 2005, (c) one and one half percent (1.50%) of the outstanding principal balance of the Loan to be prepaid if the prepayment occurs on or after January 2, 2005 through, and including, July 1, 2005, (d) one percent (1.0%) of the outstanding principal balance of the Loan to be prepaid if the prepayment occurs on or after July 2, 2005 through, and including, January 1, 2006, and (e) zero if the prepayment occurs on or after January 2, 2006.

“Prepayment Release Date” shall mean January 2, 2004.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to any Individual Property, the Mortgage Collateral, the Collateral, the Mezzanine Collateral, Mortgage Borrower, Borrower, Mezzanine Borrower, Limited Guarantor, Guarantor and/or Manager.

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement dated as of September 22, 2002 by and among Wyndham International, Inc., the Transferors listed therein, Hotel Partners 1 and Hotel Partners 2.

“Qualified Franchisor” shall mean either (a) Franchisor; or (b) either, a nationally recognized franchisor (which may be an Affiliate of Borrower) in operation for not less than fifteen (15) years and licensing at least thirty-five (35) full-service hotels with a minimum of ten thousand (10,000) rooms, or (ii) a reputable and experienced franchisor (which may be an Affiliate of Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as the Properties, as approved by Lender, which approval shall not be unreasonably withheld if the principals controlling such franchisor have experience levels substantially similar to or greater than the experience levels as of the Closing Date of the principals controlling the Franchisor being replaced, provided that, in the case of either (i) or (ii), Borrower shall have caused Mortgage Borrower to obtain (A) prior written confirmation from the applicable Rating Agencies that licensing of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (B) if such Person is an Affiliate of Borrower and the conditions set forth in Section 9.1.2(d) hereof have been satisfied, an Insolvency Opinion.

“Qualified Manager” shall mean either (a) Manager; or (b) either (i) a nationally recognized management organization (which may be an Affiliate of Borrower) in operation for not less than fifteen (15) years and managing at least thirty-five (35) full-service hotels with a minimum of ten thousand (10,000) rooms, or (ii) a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties, as approved by Lender, which approval shall not be unreasonably withheld if the principals controlling such management organization have experience levels substantially similar to or greater than the experience levels as of the Closing Date of the principals controlling the Manager being replaced, provided, that, in the case of either (i) or (ii), Borrower shall have caused Mortgage Borrower to obtain (A) prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (B) if such Person is an Affiliate of Borrower and the conditions set forth in Section 9.1.2(d) hereof have been satisfied, an Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Reference Banks” shall mean four (4) major banks in the London interbank market selected by Lender.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“Release Hotels” shall mean up to three (3) of the following Individual Properties: (a) Radisson Ft. Magruder; (b) Radisson-Englewood; (c) Hilton DelMar; and (d) Valley River Inn.

“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgage Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Rent shall not include rent or other payments due under the Operating Lease to the extent they represent income already included as “Rent” hereunder.

“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (b), Borrower shall cause Mortgage Borrower to obtain prior written confirmation from the applicable Rating Agencies that such franchise, trademark and license agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, acceptable to Lender, from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that, to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Borrower shall cause Mortgage Borrower to obtain prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Mortgage Borrower, Mezzanine Borrower, Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Required PIP Amount” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Debt Service Reserve Fund, the Ground Lease Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall have the meaning as set forth in the Mortgage Loan Agreement.

“Restricted Party” shall mean, collectively, Mortgage Borrower, Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Guarantor and Mezzanine Borrower.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which, at all times on and after the date hereof, complies with the following requirements unless it has received the prior consent of Lender or a permitted administrative agent thereof, or, while the Mortgage Loan is securitized, unless it has received confirmation from each of the applicable Rating Agencies that such action would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) is organized solely for the purpose of (a) acquiring, owning, holding, selling, transferring, exchanging the Collateral, entering into this Agreement with Lender, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (b) acting as a general partner of the limited partnership that owns the Collateral or as a member of the limited liability company that owns the Collateral;

(ii) is not engaged and will not engage in any business unrelated to (a) the ownership, management or operation of the Collateral, (b) acting as general partner of the limited partnership that owns the Collateral or (c) acting as a member of the limited liability company that owns the Collateral, as applicable;

(iii) does not have and will not have any assets other than those related to the Collateral or its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Collateral or acts as the general partner or managing member thereof, as applicable;

(iv) is not engaging, seeking or consenting to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(v) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies (with more than one (1) member);

(vi) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(vii) if such entity is a multiple member limited liability company, has at least one (1) member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one half of one percent (0.5%) of the equity of the limited liability company;

(viii) if such entity is a single member limited liability company, is formed in Delaware and has two (2) alternate springing members, if such members are natural persons, or one (1) springing member if such member is an entity with either a board of managers with two (2) Independent Directors or a non-member manager that is a Special Purpose Entity that is a corporation with two (2) Independent Directors;

(ix) shall not, and if such entity is (a) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not: (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets or the assets of Borrower (as applicable); (3) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member or non-member manager of such entity), on behalf of or with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(x) if such entity is a limited partnership or a limited liability company that is the general partner of a limited partnership or the member of a limited liability company that is Borrower, has a corporation that has at least two (2) Independent Directors and that owns at least one half of one percent (0.5%) of the equity of such entity as its general partner or managing member, as applicable, that is a Special Purpose Entity;

(xi) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital (excluding that certain loan made by Operating Lessee to Hotel Partners) for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xii) will not fail to correct any known misunderstanding regarding the separate identity of such entity and has not and will not identify itself as a division of any other Person;

(xiii) will maintain its bank accounts, books of account, books and records separate from those of any other Person and will file its own tax returns except to the extent that it is required by law also to file consolidated tax returns and, if it is a corporation, will not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xiv) will maintain its own records, books, resolutions and agreements;

(xv) will not commingle its funds or assets with those of any other Person and has not participated and will not participate in any cash management system with any other Person, except as contemplated by the Loan Documents;

(xvi) will hold its assets in its own name;

(xvii) will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (xxx) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xviii) (a) will maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (b) shall, in its financial statements, show its assets and liabilities separate and apart from those of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements; and (c) will not permit its assets to be listed as assets on the financial statement of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements; provided, however, that any such consolidated financial statements referenced in clause (b) or (c) above shall contain a note indicating that it is a separate entity and that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(xix) will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(xx) will observe all partnership, corporate or limited liability company formalities, as applicable;

(xxi) in the case of Borrower, Mortgage Borrower, Mezzanine Borrower and Operating Lessee collectively, have and will have no Indebtedness other than (a) the related Loan, Mortgage Loan or Mezzanine Loan, as applicable (b) liabilities incurred in the ordinary course of business relating to the ownership of the Collateral, the Mortgage Collateral, the Mezzanine Collateral and the

operation of the Properties and the routine administration of Borrower, in amounts not to exceed five percent (5%) of the aggregate original principal amounts of the Loan, the Mortgage Loan and the Mezzanine Loan (and with respect to each Individual Property, five percent (5%) of the Release Amount for such Individual Property) which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (c) Operating Rent Credits not to exceed $1,000,000 in the aggregate with respect to all Operating Leases, (d) certain shareholder debt of Operating Lessee as set forth in the related organizational documents and (e) such other liabilities that are permitted pursuant to this Agreement;

(xxii) will not assume or guarantee or, except in its capacity as general partner, become obligated for the debts of any other Person, hold out its credit as being available to satisfy the obligations of any other Person or pledge its assets for the benefit of any other Person, except in connection with any Operating Lessee’s obligations under any Management or Franchise Agreement in effect as of the Closing Date and as otherwise permitted pursuant to this Agreement;

(xxiii) will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xxiv) will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(xxv) maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxvi) will not pledge its assets for the benefit of any other Person;

(xxvii) will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (xxx) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xxviii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxix) has not made and will not make loans to any Person or, with the exception of that certain loan made by Operating Lessee to Hotel Partners, hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxx) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxi) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (a) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (b) in connection with this Agreement;

(xxxii) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(xxxiii) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(xxxiv) does not and will not have any of its obligations guaranteed by any Affiliate, except in connection with any Operating Lessee’s obligations under any Management or Franchise Agreement in effect as of the Closing Date and as otherwise permitted under the Loan Documents;

(xxxv) shall not form, acquire or hold any subsidiary, except that (i) the general partner or member of Borrower that is a Special Purpose Entity may acquire and hold its interest in Borrower, (ii) each Mortgage Borrower may acquire and hold its interest in the related Operating Lessee and (iii) with respect to the Individual Property located in Houston, Texas, the related Operating Lessee may hold that certain subsidiary, which is a Texas corporation, solely for the purpose of holding the applicable liquor licenses for such Individual Property, provided that such subsidiary shall be a Special Purpose Entity; and

(xxxvi)has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Spread” shall mean eight and one-half percent (8.5%).

“Spread Maintenance Payment” shall mean, with respect to any repayment of the outstanding principal amount of the Loan (with the exception of any repayment made in connection with a Deleveraging Prepayment or a CSFB Assets Prepayment) prior to the Prepayment Release Date, a payment to Lender in an amount equal to the sum of the present values of each future installment of interest that would be payable under the Loan on the outstanding principal amount of the Loan from the date of such prepayment through, but excluding, the Prepayment Release Date, assuming an interest rate equal to the difference between (a) either (i) the Floating Interest Rate in effect as of the date of such prepayment (taking into account the effect of any floors on such Floating Interest Rate) if the Loan is a Floating Interest Rate Loan as of the date of such prepayment or (ii) if the Loan is a Prime Rate Loan as of the date of such prepayment, the Prime Rate plus the Prime Rate Spread in effect as of the date of such prepayment and (b) either (i) LIBOR in effect as of the date of such prepayment if the Loan is a Floating Interest Rate Loan as of the date of such prepayment or (ii) the Prime Rate in effect as of the date of such prepayment if the Loan is a Prime Rate Loan as of the date of such prepayment, such future installments of interest to be discounted at an interest rate per annum equal to the Treasury Constant Maturity Yield Index published during the second full week preceding the date on which such premium is payable for instruments having a maturity coterminous with the Prepayment Release Date.

“Springing Member 1” shall mean WHP Junior Springing Member 1, Inc., a Delaware corporation, together with its successors and permitted assigns.

“Springing Member 2” shall mean WHP Junior Springing Member 2, Inc., a Delaware corporation, together with it successors and permitted assigns.

“State” shall mean, with respect to an Individual Property, the Mezzanine Collateral, the Mortgage Collateral or the Collateral, the State or Commonwealth in which such Individual Property, the Mezzanine Collateral, the Mortgage Collateral or the Collateral, as applicable, or any part thereof is located.

“Strike Price” shall mean six and one half percent (6.50%).

“Survey” shall mean a survey of the Individual Property in question prepared in accordance with the Minimum Standard Detail Requirements (or the corresponding State requirements) for ALTA/ACSM Land Title Surveys, jointly adopted by the American Land Title Association, the American Congress on Surveying & Mapping and the National Society of Professional Surveyors in 1999, including all or substantially all of items 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11(a), 13, 14, 15 and 16 of Table A thereof, by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“Troy Property” shall mean that certain Individual Property known as Troy Marriott, located in Troy, Michigan.

“Tyson’s Corner Property” shall mean that certain Individual Property known as Marriott Tyson’s Corner, located in Vienna, Virginia.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which perfection of a security interest in the Collateral is made.

“UCC Financing Statements” shall mean the UCC financing statement executed in connection with the Junior Mezzanine Cash Management Agreement, the Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Valley River Inn Parking Easement” shall mean, with respect to the Valley River Inn Property, that certain Grant of Easement dated May 2, 1997 from May Stores Seventy Four Corporation to Patriot American Hospitality Partnership, L.P. and recorded in the Official Records of Lane County, Oregon on May 19, 1997 as Instrument No. 9733863 and the related Settlement Agreement dated October 1, 1996 between Patriot American Hospitality Partnership, L.P., May Stores Seventy Four Corporation and The May Department Store Company.

“Valley River Inn Property” shall mean that certain Individual Property known as the Valley River Inn, located in Eugene, Oregon.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised. The words “Borrower shall cause Mortgage Borrower to” (or words of similar meaning) shall mean Borrower shall cause Mezzanine Borrower to cause Mortgage Borrower to so act.

II.	GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) make an equity contribution to Mortgage Borrower in order to cause the Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (c) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the Floating Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the related Interest Period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3 Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3, the Loan shall bear interest at the Floating Interest Rate. The Floating Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including December 31, 2002 shall be two percent (2.0%).

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan.

(c) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the first day of the next succeeding Interest Period, in which event the Prime Rate Loan shall be converted to a Floating Interest Rate Loan from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a Floating Interest Rate Loan to a Prime Rate Loan.

(d) With respect to a Floating Interest Rate Loan, all payments made by Borrower to a Lender hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date such Lender acquires its interest in the Loan (or designates a new lending office in a different jurisdiction), excluding (i) income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico), or of the jurisdiction under the laws of which such Lender is organized or in which its principal office or lending office is located; (ii) any branch profits taxes imposed by the United States of America, or any similar tax imposed by any other jurisdiction described in clause (i) above; and (iii) in the case of a Foreign Lender, any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender acquires its interest in the Loan (or designates a new lending office in a different jurisdiction) and any withholding tax that would not be due but for such Foreign Lender’s failure to comply with the requirements of Section 2.2.3(e) hereof (all such non-excluded taxes being referred to collectively as “Foreign Taxes”). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts such Lender would have received had no such Foreign Taxes been withheld. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby agrees to indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction that imposes any Foreign Tax with respect to payments under this Agreement, or under any treaty to which such jurisdiction is a party shall deliver to Borrower, at Borrower’s cost, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit any payments with respect to the Floating Interest Rate Loan to be made without withholding or at a reduced rate.

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a Floating Interest Rate Loan or to convert a Prime Rate Loan to a Floating Interest Rate Loan shall be canceled forthwith and (ii) any outstanding Floating Interest Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion, provided, however, this Section 2.2.3(g) shall not apply to any additional cost or reduced amount receivable related to any income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings, which shall be covered solely under Section 2.2.3(d) above. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than sixty (60) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(i) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds actually obtained by it in order to maintain a Floating Interest Rate Loan hereunder, including “prepayment interest shortfalls” in a Securitization (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Floating Interest Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the Floating Interest Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all overdue interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Junior Mezzanine Debt Service Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt remains outstanding, provided that the Debt shall be deemed to be outstanding if the Collateral is transferred by secured party sale or otherwise, (iv) shall be for a period equal to the term of the Loan, and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan; provided, however, that the notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan in accordance with Section 2.4.1 hereof and any scheduled amortization hereunder. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Junior Mezzanine Debt Service Account) and shall notify the Acceptable Counterparty of such assignment. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Junior Mezzanine Debt Service Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.2.8 Withholding. Borrower shall not be entitled to withhold any portion of payments due under this Agreement and the other Loan Documents for payment of, or application against, United States Federal income tax obligations of Lender, so long as Lender provides to Borrower a “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” (U.S. Department of Treasury Form W-8BEN), reflecting that Lender is exempt from withholding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including December 31, 2002, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on February 1, 2003 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period at the Floating Interest Rate or Prime Rate plus the Prime Rate Spread, as applicable, for such related Interest Period and then to the principal amount of the Loan due, if any, in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include December 31, 2002. Thereafter, each Interest Period shall commence on the first day of each calendar month during the term of this Agreement and shall end on and include the final calendar date of such calendar month. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed in writing by Lender at least three (3) Business Days prior to such date by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except (i) in connection with a Deleveraging Prepayment, (ii) a CSFB Assets Prepayment applied in accordance with Section 2.4.4 of the Mortgage Loan Agreement and (iii) as otherwise provided in Section 2.4.2 hereof, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Prepayment Release Date.

(b) Borrower may voluntarily prepay the Loan in whole or in part if prepayment is made only in connection with either (x) a Deleveraging Prepayment, (y) on and after the Prepayment Release Date, Section 7.6(ii)(A) hereof, or (z) on and after the Prepayment Release Date, the release of any Individual Property or all the Properties, as the case may be, from the Lien of the related Mortgage(s) as provided in Section 2.6 hereof, provided that (i) no Event of Default exists; (ii) Lender has received from Borrower all information reasonably requested by Lender relating to any such prepayment, (iii) Borrower gives Lender not less than fifteen (15) days prior written notice of the amount of the Loan that Borrower intends to prepay and such notice is delivered to Lender after Lender’s receipt of the information required pursuant to subsection (ii) above; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) if such prepayment is made on or prior to January 1, 2006, the Prepayment Premium or the Deleveraging Premium, as applicable; provided that if the Deleveraging Premium is required to be paid, Borrower shall not be required to pay the additional Prepayment Premium. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date. If the Loan is amortizing at the time of such prepayment, then upon such a prepayment, the amount of principal due each month shall be recomputed based upon a level payment of principal and interest based upon the outstanding principal balance of the Loan remaining following such prepayment, a debt service constant equal to seven and one-quarter percent (7.25%) and an amortization schedule of three hundred (300) months less the number of months (a) from the first (1st) day of the calendar month following the Closing Date to the date of such prepayment or (b) if the Closing Date is the first (1st) day of a calendar month, from the Closing Date to the date of such prepayment. If the Loan is amortizing at the time of such prepayment, then amortization shall be calculated based on a thirty (30) day month and a three hundred sixty (360) day year accrual period. Such level payment of principal and interest shall be used only for purpose of recalculating the amortization schedule. Lender’s determination of such recalculated payment shall be binding and conclusive on Borrower.

2.4.2 Liquidation Events. (a) In the event of (i) any Casualty to all or any portion of the Properties or any material portion of any Individual Property thereof, (ii) any Condemnation of all or any portion of the Properties or any material portion of any Individual Property thereof, (iii) a Transfer of any Mezzanine Collateral or any Individual Property in connection with realization thereon following a Mezzanine Loan Event of Default or Mortgage Loan Event of Default, as applicable, including, without limitation, a foreclosure sale, or (iv) any refinancing of any Individual Property or the Mortgage Loan or the Mezzanine Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service (in excess of amounts required to pay the Mezzanine Loan in full) to be deposited directly into the Junior Mezzanine Debt Service Account. On each date on which Lender actually receives a distribution of such portion of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.4.2(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Other than following an Event of Default, no Prepayment Premium or Spread Maintenance Payment shall be due in connection with any prepayment made pursuant to clause (i) or (ii) of this Section 2.4.2(a). Any partial prepayment under this Section 2.4.2(a) shall be applied to the last payments of principal due under the Loan.

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Individual Property, on the date on which a firm commitment for such refinancing has been entered into. The provisions of this Section 2.4.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or the Mezzanine Loan or the Transfer of the Properties, the Collateral or the Mezzanine Collateral set forth in this Agreement, the other Loan Documents and the Mezzanine Loan Documents.

2.4.3 Mandatory Prepayments. Subject to Sections 5.2.10(e) and (f) hereof, if the Properties or Mortgage Borrower’s interests therein or Mezzanine Borrower’s interests in Mortgage Borrower is sold, transferred or otherwise disposed of, voluntarily or involuntarily, or if the Mortgage Loan is repaid in whole but other than in accordance with Section 2.4.2 or Section 5.2.10 of the Mortgage Loan Agreement, then, Borrower shall be required to pay the Loan in whole and otherwise in accordance with Section 2.4.1 hereof plus payment of the applicable Prepayment Premium due, if any, and the Spread Maintenance Payment if such payment occurs prior to the Prepayment Release Date.

2.4.4 Prepayments After Default. If, following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower (and if such tender or recovery occurs prior to the Prepayment Release Date, it shall be in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof) and shall in all instances include (i) an amount equal to the applicable Prepayment Premium if such tender or recovery occurs prior to January 2, 2006 plus (ii) an amount equal to the Spread Maintenance Payment if such tender or recovery occurs prior to the Prepayment Release Date.

Section 2.5 Release of Mezzanine Collateral. (a) Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release or assignment of any Lien of the Pledge Agreement on the Collateral.

(b) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note, this Agreement and the other Loan Documents, release the Lien of the Pledge Agreement on the Collateral or assign the Note and Pledge Agreement, each without recourse, covenant or warranty of any nature, express or implied, to a new lender designated by Borrower.

(c) In connection with the release of the Lien of the Pledge Agreement and all other Collateral, Mezzanine Borrower shall submit to Lender, not less than thirty (30) days prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) for the Collateral for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Collateral is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that, to such officer’s knowledge after diligent inquiry, such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

Section 2.6 Property Releases.

2.6.1 Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4.1 hereof have been satisfied, Lender’s prior written consent shall not be required with respect to the release of any Individual Property from the Lien of the related Mortgage in accordance with Section 2.5 of the Mortgage Loan Agreement, provided that each of the following conditions is satisfied:

(a) No Event of Default, Mezzanine Loan Default or Mortgage Loan Default shall have occurred and be continuing;

(b) Mortgage Borrower shall have satisfied all of the conditions to the proposed release set forth in the Mortgage Loan Agreement;

(c) Mezzanine Borrower shall have satisfied all of the conditions of the proposed release set forth in the Mezzanine Loan Agreement;

(d) Lender receives written notice thereof at least fifteen (15) days before the date of the proposed release;

(e) Lender shall have received (i) Borrower’s voluntary prepayment of the Loan in accordance with Section 2.4.1 hereof in an amount equal to the Adjusted Release Amount applicable to such Individual Property, which Adjusted Release Amount shall be applied to the outstanding principal amount of the Loan, (ii) payment of any reasonable expenses incurred by Lender in connection with such release (including, without limitation, reasonable attorneys’ fees) and any other amounts then due and owing to Lender pursuant to this Agreement and the other Loan Documents, and (iii) the Prepayment Premium then due in connection with such release, if any; and

(f) After giving effect to such release (including the amount prepaid pursuant to Section 2.5.2(a) of the Mortgage Loan Agreement), the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to the greater of (i) 1.20 to 1.0, and (ii) the Debt Service Coverage Ratio for all of the Properties securing the Mortgage Loan or indirectly securing the Loan immediately prior to such release (including any Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property. All calculations of Debt Service Coverage Ratio shall be subject to verification by Lender.

2.6.2 Release of Lien. Borrower may, with respect to (i) any Mezzanine Borrower that owns a Mortgage Borrower which as a result of one or more releases of any Individual Property permitted by this Section 2.6 no longer owns any Individual Property or any portion thereof, obtain a release of the applicable Collateral from the lien of the Pledge Agreement and related Loan Documents (a “Borrower Release”); provided, that (i) no Event of Default shall have occurred and be continuing, (ii) Borrower shall have prepared and delivered to Lender such documents and instruments as are necessary and appropriate to effect such Borrower Release, including, without limitation, UCC termination statements and (iii) Borrower shall have paid any reasonable expenses incurred by Lender in connection with such Borrower Release (including, without limitation, reasonable attorneys’ fees) and any other amounts then due and owing to Lender pursuant to this Agreement and the other Loan Documents.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain, with respect to each of the Lockbox Properties, an account (each, a “Lockbox Account”) with Lockbox Bank in the trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender. Mortgage Lender and its servicer shall have the sole right to make withdrawals from each Lockbox Account and all costs and expenses for establishing and maintaining each Lockbox Account shall be paid by Mortgage Borrower.

(b) Borrower shall, or shall cause Mortgage Borrower, Operating Lessee or Manager to, deliver irrevocable written instructions to all tenants under Leases at the Lockbox Properties to deliver all Rents payable thereunder directly to the applicable Lockbox Account. Borrower shall, and shall cause Mortgage Borrower, Manager and Operating Lessee to, deposit all amounts received by Mortgage Borrower, Operating Lessee or Manager constituting Rents at the Lockbox Properties into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall, or shall cause Mortgage Borrower, Manager and/or Operating Lessee to, deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Mortgage Borrower, Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to each Lockbox Property directly to the applicable Lockbox Account.

(d) Borrower shall, or shall cause Mortgage Borrower or Operating Lessee to obtain from each Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the applicable Lockbox Account once every Business Day throughout the term of the Loan.

(e) Borrower shall, or shall cause Mortgage Borrower or Operating Lessee to, require each Manager of each Individual Property that is not a Lockbox Property to promptly transfer all amounts payable to Mortgage Borrower or Operating Lessee under the related Management Agreement into the Cash Management Account throughout the term of the Loan.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with each Lockbox Account and/or each Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which each such Lockbox Account was established.

2.7.2 Cash Management Account. (a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Mortgage Lender, which Cash Management Account shall be under the sole dominion and control of Mortgage Lender. Borrower will not cause or permit Mortgage Borrower in any way alter or modify the Cash Management Account or the Cash Management Agreement without the prior written consent of Lender and will notify Lender of the account number thereof. Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Mortgage Borrower. Borrower shall irrevocably direct or cause Mortgage Borrower to direct that all cash distributions from the Cash Management Account to be paid by Mortgage Borrower to Mezzanine Lender in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited into the Mezzanine Debt Service Account maintained in accordance with the Mezzanine Cash Management Agreement. Disbursements from the Mezzanine Debt Service Account will be made in accordance with the terms and conditions of the Mezzanine Cash Management Agreement. Borrower shall not cause or permit Mezzanine Borrower to in any way alter or modify the Mezzanine Debt Service Account or the Mezzanine Cash Management Agreement without the prior written consent of Lender. Borrower shall direct or cause Mezzanine Borrower to direct that all cash distributions from the Mezzanine Debt Service Account to be paid to Lender in accordance with the Mezzanine Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited into the Junior Mezzanine Debt Service Account maintained in accordance with the Junior Mezzanine Cash Management Agreement. Disbursements from the Junior Mezzanine Debt Service Account will be made in accordance with this Agreement and the terms and conditions of the Junior Mezzanine Cash Management Agreement.

2.7.3 Junior Mezzanine Debt Service Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Junior Mezzanine Debt Service Account”) to be held by Junior Mezzanine Agent in trust and for the benefit of Lender, which Junior Mezzanine Debt Service Account shall be under the sole dominion and control of Lender. The Junior Mezzanine Debt Service Account shall be entitled “WHP Junior Mezz Borrower-1, L.L.C., as Borrower, for the benefit of Bear Stearns Commercial Mortgage, Inc., as Lender, pursuant to Junior Mezzanine Loan Agreement dated as of December 5, 2002 – Junior Mezzanine Debt Service Account”. Borrower hereby grants to Lender a first priority security interest in the Junior Mezzanine Debt Service Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Junior Mezzanine Debt Service Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Junior Mezzanine Debt Service Account and will notify Lender of the account number thereof. Borrower shall not in any way alter or modify the Mezzanine Debt Service Account or the Mezzanine Cash Management Agreement without the prior written consent of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Junior Mezzanine Debt Service Account and all costs and expenses for establishing and maintaining the Junior Mezzanine Debt Service Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Junior Mezzanine Debt Service Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Junior Mezzanine Debt Service Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender may determine.

2.7.4 Payments Received Under the Junior Mezzanine Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Junior Mezzanine Debt Service Account to satisfy such obligations pursuant to the Junior Mezzanine Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender, provided that Borrower is not contesting the application of such monies to such payment.

Section 2.8 Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) No Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term commences;

(b) Borrower shall provide Lender with written notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature. Once given, such notice shall be irrevocable;

(c) If the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than five (5) Business Days prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall (i) be effective commencing on the first date of such Extension Option, (ii) have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised, and (iii) otherwise meet the requirements set forth in Section 2.2.7 hereof;

(d) Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.8 and at Lender’s reasonable request, on the commencement date of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that to such officer’s knowledge after diligent inquiry, each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time; and

(e) Mortgage Borrower shall have extended the Mortgage Loan pursuant to and in accordance with Section 2.7 of the Mortgage Loan Agreement and Mezzanine Borrower shall have extended the Mezzanine Loan pursuant to and in accordance with Section 2.8 of the Mezzanine Loan Agreement.

III.	CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Pledge Agreement. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Pledge Agreements and delivery of the Pledged Interests, the UCC Financing Statements and such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received UCC Title Insurance Policies issued by a title company acceptable to Lender and dated as of the Closing Date, with coinsurance or reinsurance and direct access agreements acceptable to Lender. Such UCC Title Insurance Policies shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Pledge Agreement and the documents executed and delivered in connection therewith creates a valid lien on the Collateral of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The UCC Title Insurance Policies shall be assignable. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policies have been paid.

(c) Survey. Lender shall have received a current Survey for each Individual Property. Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property referred to in clause (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender.

(d) Insurance. Lender shall have received the policies of insurance required under the Mortgage Loan, satisfactory to Lender in its sole discretion, Lender shall be included as an “additional insured” under such policies and Lender shall have received evidence of the payment of all premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case satisfactory in form and substance to Lender.

(f) Mortgage Loan Documents. The Mortgage Loan Documents shall have been duly authorized, executed and delivered by all parties thereto, the Mortgage Loan shall have been contemporaneously funded and Lender shall have received and approved certified copies thereof. All of the conditions precedent set forth in Article III of the Mortgage Loan Agreement shall have been satisfied and the Mortgage Loan shall have closed and been fully advanced in accordance therewith.

(g) Mezzanine Loan Documents. The Mezzanine Loan Documents shall have been duly authorized, executed and delivered by all parties thereto, the Mezzanine Loan shall have been contemporaneously funded and Lender shall have received and approved certified copies thereof. All of the conditions precedent set forth in Article III of the Mezzanine Loan Agreement shall have been satisfied and the Mezzanine Loan shall have closed and been fully advanced in accordance therewith.

(h) Zoning. With respect to each Individual Property, Lender shall have received (i) letters or other evidence with respect to each Individual Property from the appropriate municipal authorities (or other Persons) concerning compliance with applicable zoning and building laws, and (ii) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy (if available in the applicable State), in each case in substance reasonably satisfactory to Lender.

(i) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Collateral and with respect to each Pledge Agreement, and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower, Mortgage Borrower, Mezzanine Borrower and Mortgage Borrower 1 Principal and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, amendments (as requested by Lender), good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan, Mortgage Loan and Mezzanine Loan, as applicable, and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel (a) with respect to perfection of the Collateral and (c) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel in their sole discretion.

3.1.7 Budgets. Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. Borrower shall have caused Mortgage Borrower to have paid all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums due pursuant to the Policies, (b) currently due Taxes (including any in arrears) relating to the Properties, and (c) currently due Other Charges relating to the Properties, which amounts shall be funded with proceeds of the Mortgage Loan.

3.1.9 Completion of Proceedings. All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received certified copies of the executed tenant estoppel letters required to be delivered in connection with the Mortgage Loan.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all UCC title insurance premiums, recording and filing fees, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination and closing of the Loan to the extent such costs and expenses relating to third party costs have not already been paid or reimbursed by Mortgage Borrower to Mortgage Lender.

3.1.13 Searches. Lender shall have received UCC, judgment, lien, bankruptcy and litigation searches with respect to Borrower, Guarantor and the Collateral, which searches shall evidence the absence of any material litigation judgments, bankruptcies or liens other than such matters as shall be satisfied, released or adequately insured over to Lender’s reasonable satisfaction.

3.1.14 Leases. Lender shall have received certified copies of all Leases and certified copies of all Ground Leases affecting any Individual Property.

3.1.15 Intentionally Omitted.

3.1.16 Intentionally Omitted.

3.1.17 Physical Conditions Report. Lender shall have received a Physical Conditions Report with respect to each Individual Property, each of which reports shall be reasonably satisfactory in form and substance to Lender.

3.1.18 Management Agreements. Lender shall have received a certified copy of the Management Agreement with respect to each Individual Property, each of which Management Agreements shall be either (a) substantively the same as those certain existing management agreements between the current owners of the Properties and the third-party managers not affiliated with such current owners, or (b) reasonably satisfactory in form and substance to Lender.

3.1.19 Financial Statements. Lender shall have received a balance sheet with respect to each Individual Property for the two (2) most recent Fiscal Years and certified copies of statements of income and statements of cash flows with respect to each Individual Property for the three (3) most recent Fiscal Years, each in form and substance reasonably satisfactory to Lender.

3.1.20 Interest Rate Cap Agreement. Lender shall have received the Interest Rate Cap Agreement, in form reasonably acceptable to Lender, from an Acceptable Counterparty.

3.1.21 Franchise Agreements. Lender shall have received a certified copy of the Franchise Agreement with respect to each Individual Property, each of which Franchise Agreements shall be either (a) substantively the same as those existing franchise agreements under which the Properties are currently licensed and operated, or (b) reasonably satisfactory in form and substance to Lender.

3.1.22 Equity Contribution. Lender shall have received evidence of the contribution of cash equity by Guarantor in an aggregate amount of not less than $93,570,250 plus twenty-five percent (25%) of the Required PIP Amount for the first twelve (12) months of the term of the Mortgage Loan.

3.1.23 Purchase Price. Lender shall have received evidence that the purchase price paid by Affiliates of Borrower for the acquisition of the Properties by Mortgage Borrower is not less than Three Hundred Fifty-Three Million Three Hundred Eighty-One Thousand Dollars ($353,381,000) exclusive of any closing costs, PIPs or escrows incurred in connection with such acquisition, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.24 Ground Lessor Estoppels. Lender shall have received an executed ground lessor estoppel from the ground lessor under each Ground Lease, which shall be substantially the same as those attached to the Purchase Agreement.

3.1.25 Further Documents. Lender or its counsel shall have received such other documents and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date (except as otherwise expressly disclosed to Lender in writing prior to the Closing Date) that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership and management of Mezzanine Borrower. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule IV.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, Mezzanine Borrower, Mortgage Borrower, Operating Lessee, Guarantor, the Collateral, the Mortgage Collateral, the Mezzanine Collateral, or, to Borrower’s knowledge, any Individual Property, which actions, suits or proceedings, if determined against Borrower, Mezzanine Borrower, Mortgage Borrower, Operating Lessee, Guarantor, the Collateral, the Mortgage Collateral, the Mezzanine Collateral, or any Individual Property, would have a Material Adverse Effect.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Neither any Individual Borrower nor any Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mezzanine Borrower, Mortgage Borrower, or any of the Properties, the Mortgage Collateral, the Mezzanine Collateral or the Collateral is bound which default would have a Material Adverse Effect. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Mortgage Borrower or Mezzanine Borrower is a party or by which Borrower, Mortgage Borrower or Mezzanine Borrower, the Properties, the Mortgage Collateral, the Mezzanine Collateral or the Collateral are otherwise bound, other than (a) obligations incurred in the ordinary course of the ownership of the Collateral, the Mortgage Collateral the Mezzanine Collateral and the operation of the Mortgage Borrower in accordance with the Loan Documents, the Mezzanine Loan Documents and the Mortgage Loan Documents as applicable and (b) obligations under the Loan Documents, the Mezzanine Loan Documents and the Mortgage Loan Documents, as applicable.

4.1.6 Warranty of Title. The Pledgor under the Pledge Agreement is the record and beneficial owner of, and has good and marketable title to, the Collateral, free and clear of all Liens whatsoever. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interest in and to the Collateral, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC Financing Statement. The delivery of the certificates as set forth in Section 3 of the Pledge Agreement to Lender as set forth in the Pledge Agreement creates a first priority valid and perfected security interest in the Collateral.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any Affiliate in the last seven (7) years, and neither Borrower nor any Affiliate in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its Affiliates are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and, to Borrower’s knowledge, no Person is contemplating the filing of any such petition against it or such Affiliates.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not accurate, complete and correct in all material respects and not materially misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which would result in a Material Adverse Effect.

4.1.9 No Plan Assets. Borrower has no liability with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA that would result in a Material Adverse Effect. Borrower is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Except as otherwise expressly set forth in the Physical Conditions Reports and the Phase I (and Phase II, if any) environmental reports, Borrower and the Properties and the use thereof comply with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes except for such noncompliance that would not have a Material Adverse Effect. To Borrower’s knowledge, Borrower is not in any material default or violation of any written order, writ, injunction, decree or demand of any Governmental Authority, except where the failure to do so would not have a Material Adverse Effect. There has not been committed by Borrower, Mortgage Borrower, Mezzanine Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties, any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. To Borrower’s knowledge, all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, the Collateral, Guarantor, Limited Guarantor, Mezzanine Borrower, the Mezzanine Collateral, Mortgage Borrower, the Mortgage Collateral or the Properties in connection with the Loan (a) are true, complete and correct in all material respects, (b) present fairly the financial condition of Borrower, the Collateral, Guarantor, Limited Guarantor, Mezzanine Borrower, the Mezzanine Collateral, Mortgage Borrower, the Mortgage Collateral and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. To Borrower’s knowledge, except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and would have a Material Adverse Effect, except as referred to or reflected in said financial statements.

4.1.12 Condemnation. Except as otherwise disclosed in the applicable Title Insurance Policy, no Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee, Limited Guarantor or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower, Operating Lessee, Limited Guarantor nor Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. To Borrower’s knowledge, there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower, Mortgage Borrower, Mezzanine Borrower nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would materially impair the coverage of any such Policy.

4.1.21 Mortgage Loan and Mezzanine Loan Representations. All of the representations and warranties contained in the Mortgage Loan Documents and the Mezzanine Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender or Mezzanine Lender or to whether the related Mortgage Loan or Mezzanine Loan has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

4.1.22 Intentionally Omitted.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. The Properties are not subject to any leases other than the Leases specified in the related Title Insurance Policy. Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, except for such defaults that would not have a Material Adverse Effect. To Borrower’s knowledge: (a) no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases; (b) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date; (c) all work to be performed by Mortgage Borrower under each Lease has been substantially performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any tenant has already been received by such tenant; (d) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein; (e) in each case, unless otherwise indicated thereon, no tenant listed on Schedule II has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises and (f) except as disclosed in the environmental reports delivered in connection with the Loan no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste. Except with respect to the Out Parcel, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.27 Intentionally Omitted.

4.1.28 Inventory. Mortgage Borrower and Operating Lessee are the owners of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) located on or at each Individual Property and shall not lease any such Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which they are currently operated.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes due and required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to Borrower have been paid, except where the failure to pay such amount would not have a Material Adverse Effect. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid, and, under current Legal Requirements, each of the Pledge Agreements is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) each Individual Borrower is,

shall be and shall continue to be a Special Purpose Entity, (ii) each Mortgage Borrower is, shall be and shall continue to be a Special Purpose Entity, (iii) each Mezzanine Borrower is, shall be and shall continue to be a Special Purpose Entity, (iv) each Operating Lessee is, shall be and shall continue to be a Special Purpose Entity, (v) Mortgage Borrower 1 Principal is, shall be and shall continue to be a Special Purpose Entity; and (vi) each of Springing Member 1 and Springing Member 2 is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any assumptions made in any Insolvency Opinion required to be delivered in connection with the Loan Documents, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower, Mortgage Borrower, Mezzanine Borrower and Mortgage Borrower 1 Principal and Operating Lessee in any Insolvency Opinion. Each entity other than Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal and Operating Lessee with respect to which an assumption shall be made in any Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Insolvency Opinion.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and there is no known material default thereunder by any party thereto and to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property, the Mezzanine Collateral, the Mortgage Collateral or the Collateral has been or will be purchased by Borrower or any Affiliate of Borrower with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge, all information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including all rent and financial information relating to the Leases listed on Schedule IX), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof is accurate, complete and correct in all material respects.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, Mezzanine

Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Operating Lessee, Limited Guarantor or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the State of Delaware.

4.1.37 Intentionally Omitted.

4.1.38 Intentionally Omitted.

4.1.39 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of Delaware) in the Junior Mezzanine Debt Service Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Junior Mezzanine Debt Service Account;

(b) The Junior Mezzanine Debt Service Account constitutes “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code of the State of Delaware;

(c) Pursuant and subject to the terms hereof, Junior Mezzanine Agent has agreed to comply with all instructions originated by Lender, without further consent by

Borrower, directing disposition of the Junior Mezzanine Debt Service Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Junior Mezzanine Debt Service Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Junior Mezzanine Agent complying with instructions with respect to the Junior Mezzanine Debt Service Account from any Person other than Lender.

4.1.40 Franchise Agreements. Each Franchise Agreement is in full force and effect and there is no known material default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or giving of notice, would constitute a material default thereunder.

4.1.41 No Contractual Obligations. Other than the Loan Documents, the Borrower Operating Agreement and the Mezzanine Borrower Operating Agreement, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any Indebtedness, and prior to the date of this Agreement neither Borrower nor any of its Subsidiaries has entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any Indebtedness.

4.1.42 Ground Leases. With respect to each Ground Lease:

(a) Recording; Modification. A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Mortgage Borrower to be encumbered by a mortgage (provided that the mortgage is at all times subject and subordinate to the Ground Lease) or the ground lessor has approved and consented to the encumbrance of the Individual Property by the related Mortgage. The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Mortgage Lender; provided that the ground lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of Mortgage Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(b) No Liens. Except for the Permitted Encumbrances and other encumbrances of record, Mortgage Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor’s related fee interest and, with respect to the Ground Lease relating to the Individual Property located in Englewood, New Jersey, any lien or encumbrance affecting such fee interest provided that nondisturbance rights have been granted to the related Individual Borrower and Operating Lessee under such Ground Lease.

(c) Ground Lease Assignable. Mortgage Borrower’s interest in the Ground Lease is assignable without the consent of the ground lessor to Mortgage Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the related Mortgage or transfer of Mortgage

Borrower’s leasehold state by deed or assignment in lieu of foreclosure. Thereafter, the Ground Lease relating to the Individual Property located in Englewood, New Jersey is further assignable by such transferee and its successors and assigns with the consent of the ground lessor which consent shall not be unreasonably withheld provided that certain conditions set forth in the related Ground Lease are met.

(d) Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, would reasonably be expected to result in a default under the terms of the Ground Lease.

(e) Notice. The Ground Lease requires the ground lessor to give notice of any default by Mortgage Borrower to Mortgage Lender prior to exercising its remedies thereunder.

(f) Cure. Mortgage Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Mortgage Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate the Ground Lease.

(g) Term. The Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date.

(h) New Lease. The Ground Lease requires the ground lessor to enter into a new lease upon termination of the Ground Lease for any reason, including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

(i) Insurance Proceeds. Under the terms of the Ground Lease and the related Mortgage, taken together, any related insurance and condemnation proceeds that are paid or awarded with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the related Individual Property, with Mortgage Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon.

4.1.43 Affiliates. (a) Effective as of the consummation of the transactions contemplated by this Agreement, the managing member and legal and beneficial owner of one hundred percent (100%) of Borrower 1 is Hotel Partners 1, and the managing member and legal and beneficial owner of one hundred percent (100%) of the membership interests of Borrower 2 is Hotel Partners 2. Borrower does not have any Affiliates except as set forth in Schedule IV.

(b) Borrower does not own any equity interests other than the related Pledged Interests.

4.1.44 Operating Company Status. Borrower qualifies as an “operating company,” as such term is defined in the regulation issued by the U.S. Department of Labor known as the “plan assets regulation,” 29 C.F.R. § 2510.3-101 and, as long as the Loan is outstanding, Borrower will remain at all times an operating company, as so defined.

4.1.45 Affiliation. To Borrower’s knowledge, neither Borrower, Guarantor, Limited Guarantor nor any Manager is an affiliate of Capital Trust, Inc. or Citigroup, Inc.

4.1.46 Operating Leases. Each Operating Lease is in full force and effect and there is no material default, breach or violation existing thereunder by Mortgage Borrower or the applicable Operating Lessee thereunder and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The terms and provisions of the Operating Leases, are subordinate to the Mortgage Loan. Neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder, nor the exercise of any remedies by Lender, will adversely affect Mortgage Borrower’s rights under the Operating Leases. On or before the first anniversary of the Closing Date, Mortgage Borrower will have been the payee with respect to a cumulative aggregate amount of FF&E Debt (as defined in the Operating Lease) of at least Thirty-Six Million Dollars ($36,000,000).

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3 Knowledge and Other Matters. Whenever the term “to Borrower’s knowledge” or any similar phrase is used in this Agreement or any other Loan Document, the same shall mean the actual knowledge, after due inquiry and investigation, of (a) Borrower, and (b) each Affiliated Manager with respect to the Properties it manages.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lender’s Liens encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall, and shall cause each of its Affiliates to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and or cause Mortgage Borrower to comply with all Legal Requirements applicable to it, Mortgage Borrower, the Mortgage Collateral, Mezzanine Borrower, the Mezzanine Collateral, Operating Lessee, the Collateral and the Properties. There shall never be committed by Borrower, and Borrower shall not permit Mortgage Borrower or cause Mortgage Borrower to permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof, the Mortgage Collateral or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Borrower hereby covenants and agrees not to permit or cause Mortgage Borrower or Mezzanine Borrower to commit, permit or suffer to exist any act or omission affording such right of forfeiture against the Properties, the Mortgage Collateral, the Mezzanine Collateral or the Collateral. Borrower shall at all times cause Mortgage Borrower and Mezzanine Borrower to maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep, or cause Mortgage Borrower to keep, the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall keep, or cause Mortgage Borrower to keep, the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to operate any Individual Property that is the subject of the O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior written notice to Lender, Borrower, at its own expense, may contest, or cause Mortgage Borrower to contest, by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee, any Individual Property, the Mortgage Collateral, the Collateral or the Mezzanine Collateral or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Mortgage Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower, Mezzanine Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Mortgage Collateral, any Individual Property, the Mezzanine Collateral, the Collateral, nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mezzanine Borrower, Mortgage Borrower, Operating Lessee, the Collateral, the Mortgage Collateral, the Mezzanine Collateral or any Individual Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property, the Mortgage Collateral, the Mezzanine Collateral or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay, or shall cause Mortgage Borrower to pay, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended for so long as Mortgage Borrower complies with the terms and provisions of Section 7.2 of the Mortgage Loan Agreement or contests such Taxes or Other Charges pursuant to Section 5.1.2 of the Mortgage Loan Agreement. Borrower will deliver, or cause to be delivered to Lender receipts for payment or other evidence reasonably satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish, or cause to be furnished, to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 of the Mortgage Loan Agreement). Borrower shall not suffer and shall not permit Mortgage Borrower to suffer and shall promptly cause Mortgage Borrower to promptly pay and discharge any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for, or cause to be paid, all utility services provided to the Properties. After prior written notice to Lender, Borrower, at its or Mortgage Borrower’s or Mezzanine Borrower’s own expense, may contest or cause Mortgage Borrower or Mezzanine Borrower to contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Mortgage Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower and Mortgage Borrower are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Collateral, the Mezzanine Collateral, nor any Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall, or shall cause Mortgage Borrower to, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vii) Borrower shall, or shall cause Mortgage Borrower to, furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee, the Properties, the Mortgage Collateral, the Mezzanine Collateral, the Collateral, Limited Guarantor and/or Guarantor which would reasonably be expected to have a Material Adverse Effect if decided adversely to Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee, Guarantor and/or Limited Guarantor.

5.1.4 Access to Properties. Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Mortgage Borrower’s, Mezzanine Borrower’s or Operating Lessee’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge, including any Mortgage Loan Default or Mortgage Loan Event of Default or any Mezzanine Loan Default or Mezzanine Loan Event of Default.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Properties into the name of Lender or its designee after the occurrence of an Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its, Mezzanine Borrower’s or Mortgage Borrower’s name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s, Mezzanine Borrower’s or Mortgage Borrower’s corporate, partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, the Junior Mezzanine Cash Management Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender, such consent not to be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement. Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate each Individual Property, and representing and warranting that Borrower does business under no other trade name with respect to each such Individual Property.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain, or will cause Mortgage Borrower to keep and maintain, on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense with respect to the Collateral and in connection with Mortgage Borrower’s operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Mortgage Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Collateral, the Mezzanine Collateral, the Mortgage Collateral and Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, such other information necessary and sufficient to fairly represent the financial condition of Borrower and the Properties.

(b) Borrower will furnish, or cause to be furnished, to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s, Mezzanine Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Guarantor’s and, if requested in writing by Lender, Limited Guarantor’s annual financial statements (provided, that delivery of Limited Guarantor’s annual financial statements in accordance herewith shall be subject to a confidentiality agreement executed by Lender and reasonably acceptable to Limited Guarantor) audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis as well as each Individual Property and the Collateral for such Fiscal Year and containing statements of profit and loss for Borrower, Mortgage Borrower, Mezzanine Borrower, Guarantor, the Collateral, the Mortgage Collateral, the Mezzanine Collateral and the Properties and a balance sheet for Borrower, Limited Guarantor, Mortgage Borrower, Operating Lessee and Mezzanine Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses of Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee, the Collateral, the Mezzanine Collateral, the Mortgage Collateral and the Properties. Borrower’s, Mortgage Borrower’s, Operating Lessee’s and Mezzanine Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that, to such officer’s knowledge after diligent inquiry, each such annual financial statement presents fairly the financial condition and the results of operations of Mortgage Borrower, Operating Lessee, the Mortgage Collateral and the Properties being reported upon and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, (iii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iv) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (v) occupancy statistics for the Properties on a combined basis as well as for each Individual Property. Together with Borrower’s, Mezzanine Borrower’s, Operating Lessee’s and Mortgage Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether, to such officer’s knowledge after diligent inquiry, there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month the following items, accompanied by an

Officer’s Certificate stating that, to such officer’s knowledge after diligent inquiry, such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower, Operating Lessee and Mezzanine Borrower and the Collateral, the Mezzanine Collateral, the Mortgage Collateral and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject month, including an average daily rate; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month; (iv) a Net Cash Flow Schedule; and (v) the amount of all operating rent due pursuant to each Operating Lease for the subject month. In addition, such Officer’s Certificate shall also state the representations and warranties of Borrower set forth in Section 4.1.30 hereof are true and correct as of the date of such certificate and that there are no trade payables of Mortgage Borrower outstanding for more than sixty (60) days. All calculations of the operating rent due under each Operating Lease shall be subject to verification by Lender. On or before forty-five (45) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports in the form of Schedule X hereto then available to Borrower reflecting market penetration and relevant hotel properties competing with each Individual Property.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s reasonable written approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise, or cause to be revised, such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise, or cause to be revised, the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(e) In the event that Borrower, Mortgage Borrower or Mezzanine Borrower must incur an extraordinary material operating expense or material capital expense not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower, Mortgage

Borrower or Mezzanine Borrower as applicable, shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s reasonable approval.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties, the Collateral, the Mezzanine Collateral, the Mortgage Collateral, Borrower, Mortgage Borrower and Mezzanine Borrower that is provided to Lender pursuant to this Section 5.1.11(f) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will cause Mortgage Borrower to continue to be engaged in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will and shall cause Mortgage Borrower and Operating Lessee to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership of the Collateral, the Mortgage Collateral or the Mezzanine Collateral or maintenance, management and operation of the Properties. Borrower shall cause Mortgage Borrower and Operating Lessee at all times during the term of the Loan to continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Properties. Borrower will cause Mortgage Borrower to warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder and under the Mortgage Loan Agreement (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Documents as and when permitted thereby, or (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee or any constituent Persons of any of the foregoing or (c) an assignment by Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee or any constituent Persons of any of the foregoing for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (a) the original principal amount of the Note, (b) the unpaid principal amount of the Note, (c) the Interest Rate of the Note, (d) the date installments of interest and/or principal were last paid, (e) any offsets or defenses to the payment of the Debt, if any, and (f) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. (a) Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

(b) Borrower shall cause Mortgage Borrower, in a timely manner, to observe, perform and fulfill each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, and shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor and Guarantor as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. Any Major Leases with respect to an Individual Property written after the date hereof shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect

Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause Mortgage Borrower and Operating Lessee to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Mortgage Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Mortgage Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not cause or permit Mortgage Borrower and Operating Lessee to enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent.

5.1.21 Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s, Mezzanine Borrower’s or Mortgage Borrower’s financial condition, the value of the applicable Individual Property or the Net Operating Income. Notwithstanding the foregoing and provided that no Event of Default has occurred and is continuing, Lender’s consent shall not be required in connection with any alterations (a) that are Replacements, Required Repairs or PIP Requirements, or (b) that (together with the related cost of such alterations) have been provided for in the Approved Annual Budget or (c) that will not have a Material Adverse Effect on Borrower’s or Mortgage Borrower’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that (i) the cost of such alterations in the aggregate for all Individual Properties at one time shall not exceed Ten Million Dollars ($10,000,000), and (ii) such alterations (A) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed the lesser of (x) One Million Dollars ($1,000,000) and (y) an amount equal to three percent (3%) of the Mortgage Loan Release Amount of the applicable Individual Property, or (B) are alterations performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of the Mortgage Loan Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases or amounts to be paid from any Reserve Fund) shall at any time exceed an amount equal to the lesser of (1) five percent (5%) of the Mortgage Release Amount of the applicable Individual Property and (2) Fifteen Million Dollars ($15,000,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan

Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” and by Moody’s of not less than “P-1” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Notwithstanding the foregoing to the contrary, Borrower shall be relieved of its obligation to deposit such security provided that (1) Mortgage Borrower is required to and does deposit such security under the Mortgage Loan and (b) Lender receives evidence acceptable to it of the deposit of such security with Mortgage Lender.

5.1.22 Operation of Property. (a) Borrower shall cause Mortgage Borrower and Operating Lessee to operate the Properties in all material respects, in accordance with each Management Agreement and each Franchise Agreement. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of each Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. In the event that any Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of each Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Mortgage Borrower to promptly enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.

(b) Borrower shall: (i) cause Mortgage Borrower and Operating Lessee to promptly perform and/or observe, in all material respects, all of the covenants and agreements, including, without limitation, any PIP Requirements required to be performed and observed under each Management Agreement and each Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement and any Franchise Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Mortgage Borrower under each Management Agreement; and (iv) cause Mortgage Borrower to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under each Management Agreement, in a commercially reasonable manner.

5.1.23 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement or Article VII of the Mezzanine Loan Documents and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Borrower’s interest in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Mezzanine Documents, or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its sole discretion.

5.1.24 Contractual Obligations. Borrower shall give notice, or cause notice to be given, to Lender promptly upon obtaining knowledge of any default or event of default under any Contractual Obligation of Borrower, Mezzanine Borrower, Mortgage Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor that could reasonably be expected to have a material adverse effect on Mortgage Borrower, Operating Lessee, Mezzanine Borrower, Borrower, Limited Guarantor, Guarantor, the ability of Borrower to perform under the Loan Documents, the ability of Mortgage Borrower and/or Operating Lessee to perform under the Mortgage Loan Documents, the ability of Mezzanine Borrower to perform under the Mezzanine Loan Documents, the rights and remedies of Mortgage Lender under the Mortgage Loan Documents, the rights and remedies of Mezzanine Lender under the Mezzanine Loan Documents or the rights and remedies of Lender under the Loan Documents.

5.1.25 Special Distributions. On each date on which amounts are required to be disbursed to the Junior Mezzanine Debt Service Account pursuant to the terms of the Junior Mezzanine Cash Management Agreement or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mezzanine Borrower Operating Agreement to cause Mezzanine Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the Junior Mezzanine Debt Service Account or otherwise paid to Lender on such date.

5.1.26 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mezzanine Borrower Operating Agreement and/or the Mortgage Borrower Operating Agreement (a) to cure a Mortgage Loan Default or Mortgage Loan Event of Default, Mezzanine Loan Default or Mezzanine Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Properties, the Mortgage Collateral or the Mezzanine Collateral (except for Liens permitted by the Mortgage Loan Documents or Mezzanine Loan Documents), in the case of either (a) or (b), unless Borrower, Mezzanine Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or Mortgage Loan Event of

Default or Mezzanine Loan Default or Mezzanine Loan Event of Default or satisfying any Liens, claims or judgments against any Individual Property.

5.1.27 Mortgage Borrower and Mezzanine Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article V of the Mortgage Loan Agreement) whether the related Mortgage Loan Document has been repaid or otherwise terminated (except to the extent such repayment or termination renders such obligations no longer applicable), unless otherwise consented to in writing by Lender and (ii) Borrower shall cause Mezzanine Borrower to comply with all obligations with which Mezzanine Borrower has covenanted to comply under the Mezzanine Loan Agreement and all other Mezzanine Loan Documents (including without limitation, those certain affirmative and negative covenants set forth in Article V of the Mezzanine Loan Agreement) unless otherwise consented to in writing by Lender.

5.1.28 Ground Leases. (a) Borrower shall cause Mortgage Borrower to, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by the related Mortgage Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Leases).

(b) If Mortgage Borrower shall be in default under any Ground Lease, then, subject to the terms of the related Ground Lease, Borrower shall cause the related Mortgage Borrower to grant Lender the right (but not the obligation), upon fifteen (15) days prior written notice to Mortgage Borrower, to cause the default or defaults under any Ground Lease to be remedied and otherwise exercise any and all rights of Mortgage Borrower under the Ground Leases, as may be necessary to prevent or cure any default, provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Ground Lease Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default; provided, however, Lender shall not be required to provide such fifteen (15) days notice if Lender reasonably determines that such Ground Lease could reasonably be terminated during such fifteen (15) day period.

(c) The actions or payments of Lender to cure any default by Mortgage Borrower under the Ground Leases shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Mortgage Borrower under any Ground Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Pledge Agreement.

(d) Borrower shall notify or shall cause Mortgage Borrower to notify Lender promptly in writing of the occurrence of any material default by the lessor under the Ground Leases or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by the lessor under any Ground Lease, and the receipt by Borrower or Mortgage Borrower of any notice (written or otherwise) from the lessor under any Ground Lease noting or claiming the occurrence of any default by Mortgage Borrower under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Mortgage Borrower under any Ground Lease. Borrower shall promptly deliver or cause Mortgage Borrower to deliver to Lender a copy of any such written notice of default.

(e) Within twenty (20) days after receipt of written demand by Lender, Borrower shall use reasonable efforts to cause Mortgage Borrower to obtain from the lessor under the Ground Leases and furnish to Lender the estoppel certificate of each such lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f) Borrower shall cause Mortgage Borrower to promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Ground Leases or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Mortgage Borrower under or with respect to each Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Leases, or to preserve any rights of Mortgage Borrower whatsoever in respect of any part of the Ground Leases (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i) The lien of the related Mortgage attaches to all of Mortgage Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Mortgage Borrower’s rights, as debtor, to remain in possession of the related Ground Lease Property;

(ii) Borrower shall not permit Mortgage Borrower, without Lender’s written consent, elect to treat the Ground Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void;

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy

Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement;

(iv) If, pursuant to subsection 365(h) of the Bankruptcy Code, Mortgage Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then Borrower shall cause Mortgage Borrower to not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower or Mortgage Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Borrower’s or Mortgage Borrower’s notice;

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Ground Lease Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Mortgage and Pledge Agreement; and

(vi) Borrower shall promptly, after obtaining knowledge of such filing, notify Lender orally of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower and Mortgage Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower or Mortgage Borrower in connection with any such petition and any proceedings relating to such petition.

5.1.29 Liquor/Hospitality Licenses. Borrower, at its sole cost and expense shall cause Mortgage Borrower to obtain new liquor licenses or transfer, or cause to be transferred, in accordance with all applicable law, the liquor licenses and the hospitality licenses more particularly described on Schedule VIII hereto into the name of Mortgage Borrower or the applicable Manager or Operating Lessee or any other Person pursuant to an arrangement with such other Person that will provide Mortgage Borrower or the applicable Individual Property with the entire economic benefit of such license on or prior to the date described on Schedule VIII hereto. Borrower shall cause Mortgage Borrower to (a) cause each hotel located on an Individual Property subject to a Liquor License Agreement to be operated pursuant to such Liquor License Agreement; (b) promptly perform and/or observe all of the material covenants, agreements and obligations required to be performed and observed by Borrower under each Liquor License Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any default under any Liquor License Agreement; (d) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under any Liquor License Agreement by the parties thereto; and (e) deposit all amounts received under each Liquor License Agreement from the Lockbox Properties into the related Lockbox Account.

5.1.30 Operating Leases. Borrower shall cause Mortgage Borrower to (a) cause the hotel located on each Individual Property to be operated pursuant to the related Operating Lease; (b) promptly perform and/or observe all of the covenants, agreements and obligations required to be performed and observed by Mortgage Borrower under the Operating Leases and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any default under any Operating Lease; (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Mortgage Borrower under any Operating Lease; (e) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Operating Lessee under any Operating Lease; (f) cause Operating Lessee to deposit all Rents from the Lockbox Properties into the related Lockbox Account; and (g) cause any outstanding Operating Rent Credits in excess of $1,000,000 in the aggregate with respect to all Operating Leases to be promptly paid, discharged or otherwise satisfied in full.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not and shall not permit or allow Mortgage Borrower or Operating Lessee to, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, or cancel any Management Agreement; provided, that Mortgage Borrower may, or may allow Operating Lessee to, without Borrower obtaining Lender’s consent, replace any Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate or cancel any Franchise Agreement; provided, that Mortgage Borrower may or may allow Operating Lessee to, without obtaining Lender’s consent, replace any Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) reduce or consent to the reduction of the term of any Management Agreement or any Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under any Management Agreement or any Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement or any Franchise Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall and shall not permit Mortgage Borrower or Operating Lessee to, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement or any Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

(c) Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate or cancel any Liquor License Agreement; (b) increase or consent to the increase of the amount paid to the licensee under any Liquor License Agreement; (c) modify, change, supplement, alter or amend any Liquor License Agreement or waive or release any of Borrower’s rights and remedies under the Liquor License Agreements; or (d) grant its consent or approval as may be requested or required in connection with the terms and provisions of any Liquor License Agreement.

5.2.2 Liens. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

(b) Borrower shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Properties or permit any such action to be taken, except Permitted Encumbrances.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal or Operating Lessee to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal or Operating Lessee would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal or Operating Lessee, in each case, without obtaining the prior written consent of Lender.

5.2.4 Change in Business. (a) Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

(b) Borrower shall not permit, allow or otherwise cause Mortgage Borrower or Operating Lessee to enter into any line of business other than the operation of the Properties pursuant to the Operating Leases, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business or if such cancellation, forgiveness or release is prudent and commercially reasonable. In addition, Borrower shall not permit or cause Mortgage Borrower or Mezzanine Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower or Mezzanine Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s or Mezzanine Borrower’s business or if such cancellation, forgiveness or release is prudent and commercially reasonable.

5.2.6 Zoning. Borrower shall not cause Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7 Ground Leases. (a) Borrower shall not, without Lender’s written consent, permit Mortgage Borrower to fail to exercise any option or right to renew or extend the term of any Ground Lease in accordance with the terms of such Ground Lease, and Borrower shall cause Mortgage Borrower to give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the Lien of the related Mortgage on such extended or renewed lease term; provided, however, Borrower shall not be required to cause Mortgage Borrower to exercise any particular such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion) allowing Mortgage Borrower to forego exercising such option or right to renew or extend. If Mortgage Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Mortgage Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b) Borrower shall cause Mortgage Borrower not to waive, excuse, condone or in any way release or discharge the lessor under any Ground Lease of or from such lessor’s material obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender, such consent not to be unreasonably withheld.

(c) Borrower shall not, without Lender’s prior written consent, permit Mortgage Borrower to surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material or adverse manner, any Ground Lease.

Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of lessor’s interest in any Ground Lease by Borrower, Mortgage Borrower, or any Affiliate of Borrower shall be accomplished by Borrower or Mortgage Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

5.2.8 Operating Leases. Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate or cancel any Operating Lease; (b) reduce or consent to the reduction of the term of any Operating Lease; (c) increase or consent to the increase of the amount of any charges under any Operating Lease; (d) modify, change, supplement, alter or amend any Operating Lease or waive or release any of Borrower’s rights and remedies under the Operating Leases (but Mortgage Borrower shall be permitted to waive any Accrued Rent (as defined in the Operating Lease) in its discretion); (e) grant its consent or approval as may be requested or required in connection with the terms and provisions of any Operating Lease; or (f) permit or otherwise allow outstanding Operating Rent Credits under all Operating Leases to exceed $1,000,000 in the aggregate at any time.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to (i) be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or (ii) violate any state statute regulating investment of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion (but not more than once per year), that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower has not incurred any liabilities under any employee benefit plan (except for contributions or benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning the Collateral in agreeing to make the

Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any of the Properties, or any portion of any of the Properties, the Mezzanine Collateral, the Operating Leases or the Collateral or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers pursuant to Section 5.2.10(d) below, and (C) any Transfers permitted pursuant to Section 5.2.10(d) below.

(c) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof, Mezzanine Borrower agrees to sell or the Mezzanine Collateral or any part thereof or Mortgage Borrower agrees to sell the Mortgage Collateral or the Properties or any part thereof, in each case for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer: (i) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such Transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer and (iii) the issuance of newly created stock (and its subsequent sale or transfer) in Hotel Partners or any entity directly or indirectly owning a beneficial interest in Hotel Partners (the “Traded Entity”), provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange and, provided, further, that (A) Borrower shall pay to Lender all administrative costs, all legal fees and expenses reasonably incurred by Lender relating to the initial offering of the Traded Entity, and (B) at all times, Hotel Fund must continue to control Borrower, Operating Lessee, Mezzanine Borrower, Guarantor and Mortgage Borrower and own, directly or indirectly, at least a twenty-five percent (25%) interest in Borrower, Mortgage Borrower, Mezzanine Borrower, Operating Lessee and Guarantor. If after giving effect to any Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date and, provided that the conditions set forth in Section 9.1.2(d) hereof have been satisfied, Borrower shall deliver to Lender an Insolvency Opinion reasonably acceptable to Lender and the Rating Agencies to address the effect of such Transfer(s). In connection with the Transfers permitted under this Section 5.2.10(d), Hotel Partners may simultaneously merge into or with (or otherwise be combined with) the Traded Entity or liquidate so long as Borrower shall deliver to Lender (1) an Insolvency Opinion, provided that the conditions set forth in Section 9.1.2(d) hereof have been satisfied, and (2) a due authorization and enforceability opinion reflecting such Transfer substantially conforming to the opinions delivered in connection with the funding of the Loan. Notwithstanding anything contained in this Section 5.2.10(d) to the contrary, a Transfer of any direct ownership interests in Mezzanine Borrower, Mortgage Borrower or Operating Lessee shall not be permitted.

(e) No assumption of the Loan shall occur on or before the first (1st) anniversary of the first (1st) Payment Date. Thereafter, Lender’s consent to a one (1st) time Transfer in the Mortgage Borrower, the Mezzanine Borrower or Borrower that results in an assumption of the Loan, Mezzanine Loan or Mortgage Loan shall not be unreasonably withheld provided that Lender receives sixty (60) days prior written notice of such Transfer hereunder and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i) Mezzanine Lender shall have approved such Transfer pursuant to the Mezzanine Loan Documents and Mortgage Lender shall have approved such Transfer pursuant to the Mortgage Loan Documents;

(ii) Borrower shall pay Lender a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of such transfer;

(iii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (xi) below);

(iv) The proposed transferee (the “Transferee”) or Transferee’s Principals shall be a reputable and experienced nationally known first class hotel company possessing at least fifteen (15) years experience in owning and managing no less than thirty-five (35) full service hotels with a minimum of ten thousand (10,000) rooms and otherwise similar in size, scope, class, use and value as the Properties or employs a Qualified Manager in lieu of having its own direct property management experience. The term “Transferee’s Principals” shall include (A) Transferee’s managing members, general partners or principal majority shareholders and (B) such other members, partners or shareholders which directly or indirectly own a fifty-one percent (51%) or greater economic and voting interest in Transferee;

(v) Transferee and Transferee’s Principals shall, as of the date of such transfer, have a minimum net worth in excess of Five Hundred Million Dollars ($500,000,000);

(vi) Transferee, Transferee’s Principals and all other entities which may be owned or controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vii) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(viii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities;

(ix) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness;

(x) Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, (B) all certificates, agreements and covenants reasonably required by Lender and (C) such additional information with respect to such Transferee and Transferee’s Principals as may be reasonably requested;

(xi) Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization of the Mortgage Loan which are then outstanding;

(xii) Provided that the conditions set forth in Section 9.1.2(d) hereof have been satisfied, Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender;

(xiii) Prior to any release of Guarantor one (1) or more substitute guarantors, which shall be Transferee’s Principals, shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty, the Payment Guaranty and the Environmental Indemnity executed by Guarantor or executed replacement guaranties and environmental indemnities reasonably satisfactory to Lender;

(xiv) Prior to any release of Limited Guarantor, one (1) or more substitute guarantors, which shall be Transferee’s Principals, shall have assumed all of the liabilities and obligations of Limited Guarantor under the Limited Guaranty executed by Limited Guarantor or executed a replacement guaranty reasonably satisfactory to Lender;

(xv) Borrower shall deliver, at its sole cost and expense, an endorsement to the UCC Title Insurance Policies, as modified by the assumption agreement, as a valid first lien on the Collateral and naming the Transferee as owner of the Collateral, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Collateral shall not be subject to any additional exceptions or liens other than those contained in the relevant UCC Title Policy issued on the date hereof and the Permitted Encumbrances relating thereto; and

(xvi) For any Individual Property for which the Management Agreement or Franchise Agreement will be terminated as a result of such Transfer, such Individual Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement or operated by a Qualified Franchisor pursuant to a Replacement Franchise Agreement.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower, Limited Guarantor and Guarantor herein shall be released from all liability under this Agreement, the Note, the Pledge Agreement and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) Borrower shall not permit or cause the Transfer of the Properties by the Mortgage Borrower, as permitted under Section 5.2.10(e) of the Mortgage Loan Agreement or any Transfer under Section 5.2.10(e) above unless the following conditions are satisfied:

(i) Borrower shall cause the transferee to create a new Special Purpose Entity, acceptable to Lender which shall assume all of the obligations of Borrower under the Loan, pursuant to such documentation acceptable to Lender (“Mezzanine Borrower Transferee”);

(ii) Borrower shall cause Mezzanine Borrower Transferee to execute and deliver pledges and execute a pledge agreement in the exact form as the Pledge Agreement in respect of the ownership interests in the new mortgage borrower and Mezzanine Borrower Transferee (such interests shall comply with the requirements of the Loan Documents and be substantially identical in structure, form and substance as the Collateral delivered at closing of the Loan);

(iii) Borrower shall cause Mezzanine Borrower Transferee to execute such UCC financing statements required by Lender with respect to the substitute Collateral;

(iv) Borrower shall cause a constituent Person of Mezzanine Borrower Transferee satisfactory to Lender to execute (A) guaranty agreements in the exact form as the Guaranty, the Limited Guaranty and the Payment Guaranty and (B) an environmental indemnity agreement in the exact form as the Environmental Indemnity;

(v) Borrower shall cause Mezzanine Borrower Transferee to provide opinion letters in substantially the same form and substance as such opinion letters delivered at the closing of the Loan (including enforcement and perfection opinions);

(vi) Borrower shall deliver to Lender, at its sole cost and expense an owner’s title insurance policy acceptable to Lender; and

(vii) Borrower shall, and shall cause Mezzanine Borrower Transferee, as applicable, to execute such additional loan documents as may be required by Lender in connection with such Transfer which loan documents shall be identical in form and substance as the applicable Loan Documents to be replaced.

(g) Borrower shall not permit or cause the Transfer of the Property by the Mortgage Borrower, as permitted under Section 5.2.10(e) of the Mortgage Loan Agreement without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

(h) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11 Material Agreements. Borrower shall not and shall cause Mortgage Borrower to not, without Lender’s prior written consent: (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’ length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arms’ length basis and commercially reasonable terms.

5.2.12 Intentionally Omitted.

5.2.13 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, neither Individual Borrower shall make any distributions to Hotel Partners.

5.2.14 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) except as permitted by Lender herein (i) any prepayment in full of the Mortgage Loan, except as permitted by Section 2.4.1 or 2.4.2 of the Mortgage Loan Agreement, or of the Mezzanine Loan, except as permitted by Section 2.4.1 or 2.4.2 of the Mezzanine Loan Agreement, or (ii) any action in connection with or in furtherance of the foregoing;

(b) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents or the Mezzanine Loan Documents;

(c) approve the terms of any Annual Budget;

(d) the distribution to the partners, members or shareholders of Mortgage Borrower or Mezzanine Borrower of property other than cash; or

(e) except as permitted by the Mortgage Loan Documents or the Mezzanine Loan Documents, any determination to restore any Individual Property after a Casualty or Condemnation.

5.2.15 Contractual Obligations. Other than the Loan Documents, the Borrower Operating Agreement (and the initial membership interests in Borrower issued pursuant thereto), and the Mezzanine Borrower Operating Agreement, neither Borrower nor any of the Collateral shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or the Collateral are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner or regular member, as applicable, of Mezzanine Borrower.

5.2.16 Refinancing. Borrower shall not consent to or permit a refinancing of the Mortgage Loan unless it obtains the prior consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1 Insurance.

(a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the insurance required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the insurance policies described in Sections 6.1(a)(ii), (v), (vii), (viii), (ix), (x) and (xi) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear but subject to the terms of the Intercreditor Agreement, under the insurance policies required under Sections 6.1(a)(i), (iii), (iv) and (vi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender. Lender shall have the right to require that Borrower obtain insurance pursuant to and in accordance with Section 6.1(a)(x) of the Mortgage Loan Agreement. Borrower shall reimburse Lender for the review by Lender’s insurance consultant of all insurance policies required hereunder in an amount equal to One Thousand Five Hundred Dollars ($1,500).

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (i) after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse, or (ii) at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Collateral and shall bear interest at the Default Rate.

Section 6.2 Casualty and Condemnation.

6.2.1 Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of Restoration of the Individual Property pursuant to Section 6.4 of the Mortgage Loan Agreement as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.2.3 of the Mortgage Loan Agreement and Section 6.4 of the Mezzanine Loan Agreement.

6.2.2 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall cause Mortgage Borrower to deliver to Lender a copy of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property or any portion thereof pursuant to Section 6.4 of the Mortgage Loan Agreement and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

6.2.3 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are required to be delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with a restoration of any Individual Property after a Casualty or Condemnation.

6.2.4 Required Repairs. Borrower shall, or shall cause Mortgage Borrower to, perform the Required Repairs and PIP Requirements (as defined in the Mortgage Loan Agreement), in accordance with all of the terms and conditions set forth in Section 7.1 of the Mortgage Loan Agreement.

VII.	RESERVE FUNDS

Section 7.1 Required Repairs and PIP Requirements.

7.1.1 Deposits. Borrower shall cause Mortgage Borrower to perform (a) the repairs at the Properties, as more particularly set forth on Schedule III hereto (such repairs hereinafter referred to as “Required Repairs”) and (b) the PIP Requirements set forth on

Schedule XI hereto. Borrower shall cause Mortgage Borrower to complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule III. Borrower shall cause Mortgage Borrower to complete the PIP Requirements on or before the deadline for each PIP Requirement as set forth on Schedule XI. Borrower shall cause Mortgage Borrower to complete the Required Repairs at each Individual Property by the required deadline for each repair as set forth on Schedule III and complete the PIP Requirements at each Individual Property by the required deadline for each PIP Requirement as set forth on Schedule XI. Upon the occurrence of such an Event of Default relating to Borrower’s failure to comply with its obligations under the preceding sentence, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or PIP Requirements at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender (i) an amount equal to one hundred twenty-five percent (125%) of the estimated amount for each Individual Property set forth on such Schedule III hereto to perform the Required Repairs for such Individual Property and (ii) a cash escrow or a Letter of Credit in an amount equal to $25,088,200 to secure the performance and completion of the PIP Requirements for each Individual Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs or PIP Requirements to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs or PIP Requirements, as applicable, at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, in the case of PIP Requirements, in accordance with the related property improvement program pursuant to which such PIP Requirements are mandated, or, in the case of Required Repairs, in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs or PIP Requirements, as applicable, performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Twenty-five Thousand Dollars ($25,000) (or a lesser amount if the total amount in the Required Repair Account is less than Twenty-five Thousand Dollars ($25,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date (a) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (or such other amount as shall be agreed to by Borrower and Lender) in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, unless Borrower is contesting the Taxes in accordance with Section 5.1.2 and Borrower has so notified Lender. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the Owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. In addition to the amounts required to be deposited pursuant to this Section 7.2, Borrower shall pay to Lender on each Payment Date one-twelfth of the aggregate annual amount reasonably estimated by Lender to be payable by the related Individual Borrower and/or Operating Lessee under the Valley River Inn Parking Easement during the next ensuing twelve (12) months which amounts shall be deposited into the Tax and Insurance Escrow Fund in order to accumulate with Lender sufficient funds to pay all such charges prior to the date due. Any Taxes, Other Charges and Insurance Premiums paid by

Lender from the Tax and Insurance Escrow Fund shall be deemed to be a capital contribution from Borrower to Mortgage Borrower.

7.2.1 Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Fund under Section 7.2 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to a tax escrow account under the Mortgage Loan and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date (a) an amount equal to the greater of (x) one-twelfth of Seven Million Dollars ($7,000,000) (which amount shall be reduced on a pro-rata basis based on the applicable Release Amount following the release of any Individual Property from the Lien of its related Mortgage in accordance with Section 2.6 hereof) and (y) the greater of (i) the actual percentage of Gross Income from Operations required to be expended under all Management and Franchise Agreements and (ii) four percent (4%) of Gross Income from Operations from each Individual Property (with the exception of the Marriott Properties and the Hyatt Property) for the calendar month occurring two (2) calendar months prior to the calendar month of the Payment Date on which such deposit is required, and (b) commencing on the first anniversary of the Payment Date following the Closing of the Loan and on each Payment Date thereafter throughout the term of the Loan, one-twelfth (1/12) of the amount reasonably estimated by Lender to be due for the costs of the PIP Requirements for each Individual Property (with the exception of the Marriott Properties and the Hyatt Property, provided that such amounts are required under the related Management and Franchise Agreements applicable to such Properties) for the immediately succeeding twelve (12) month period (such annual costs of PIP Requirements, the “Required PIP Amount”), provided such costs are not included in (a) above (the amounts set forth in (a) and (b), collectively, the “Replacement Reserve Monthly Deposit”) to fund the costs of the replacements and repairs and PIP Requirements required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Properties. In the event such Individual Property is released from the Lien of its related Mortgage in accordance with Section 2.5 of the Mortgage Loan Agreement, any Required PIP Amount held in the Replacement Reserve Account and allocated for such Individual Property shall be released to Borrower, provided that any such Required PIP Amounts shall no longer be released to Borrower once the aggregate Adjusted Release Amounts under the Loan, the Mezzanine Loan and the Mortgage Loan for each Individual Property released in accordance with Section 2.5 of the Mortgage Loan Agreement equals Seventy-Five Million Dollars ($75,000,000) and such Individual Property released from the Lien of its related Mortgage in accordance with Section 2.5 of the Mortgage Loan Agreement any such Required PIP Amounts shall instead be retained by Lender and credited toward the future Required PIP

Amounts required pursuant to this Section 7.3. If, for any reason, the Manager of any of the Marriott Properties or the Manager of the Hyatt Property shall discontinue reserving for Replacements for the applicable Individual Property, Borrower shall commence making deposits to the Replacement Reserve Fund with respect to such Individual Property in accordance with this Section 7.3.1 and such Individual Property shall remain subject to this Section 7.3 until the related Manager resumes reserving for Replacements for such Individual Property.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than Twenty-five Thousand Dollars ($25,000) for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds Twenty-five Thousand Dollars ($25,000), (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments (such approval not to be unreasonably withheld), a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in such Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Twenty-five Thousand Dollars ($25,000).

(g) At the end of each calendar year during the term of the Loan, provided that Mortgage Borrower has completed all PIP Requirements required to be performed during such calendar year to Lender’s reasonable satisfaction, if the cost of completion of such PIP Requirements (the “PIP Completion Amount”) was less than the Required PIP Amount, then the positive difference between the Required PIP Amount and the PIP Completion Amount, if any (the “Excess PIP Amount”) shall be applied by Lender as follows: (i) an amount equal to ten percent (10%) of the Excess PIP Amount shall be applied to reduce the additional Required PIP Amount to be deposited by Borrower during the immediately succeeding calendar year, and (ii) any remaining Excess PIP Amount shall in Lender’s sole discretion be either (A) applied to the outstanding principal amount of the Loan, the Mezzanine Loan or the Mortgage Loan (without the requirement of any Spread Maintenance Payment, Prepayment Premium or any other penalty or premium) or (B) provided that no Event of Default, Mortgage Loan Default or Mezzanine Loan Default shall have occurred and be continuing, returned to Borrower. Notwithstanding the foregoing, the amount calculated as the Excess PIP Amount shall not include any amounts in the Manager Accounts unless the unspent portion of such amounts was released to Borrower and deposited by Borrower with Lender as required herein. If any amounts on deposit in the Manager Accounts are released, refunded or returned to Borrower or Operating Lessee, Borrower shall, or shall cause Operating Lessee to, deposit such amounts in the Replacement Reserve Fund.

(h) Borrower shall make a capital contribution to Mortgage Borrower in an amount equal to any Replacement Reserve Funds disbursed to Borrower as and when such disbursements are made pursuant to this Section 7.3.2. Borrower shall cause Mortgage Borrower to pay for the related Replacement.

7.3.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other hotels with the same class of service in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, provided, that Lender shall provide thirty (30) days prior written notice to Borrower before taking any such action.

(d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall cause Mortgage Borrower to permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause Mortgage Borrower to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender (after consultation with Borrower) and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i) Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Mortgage and that title to such Individual Property is free and clear of all Liens (other than the lien of the related Mortgage and any other Liens previously approved in writing by Lender, if any).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.6 Waiver of Replacement Reserve Account. Borrower shall be entitled to a credit against the monthly deposits of Replacement Reserve Funds under Section 7.3 above in an amount equal to monthly deposits in respect of Replacements made under the Mortgage Loan, provided that Lender receives evidence reasonably acceptable to it of the making of such deposits.

Section 7.4 Ground Lease Reserve.

7.4.1 Deposits to Ground Lease Reserve Fund. On each Payment Date, Borrower shall pay to Lender one-twelfth of the rents (including both base and additional rents) and other charges due under the Ground Lease that Lender reasonably estimates will be payable by Borrower as lessee under the Ground Lease (collectively, the “Ground Rent”) during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates. In determining the amount of the Ground Rent, Lender shall consider the amount of any Ground Rent paid directly, if any, by the Manager of the Hyatt Property. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”.

7.4.2 Release of Ground Lease Reserve Fund. Lender shall have the right to apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the lessor under the Ground Lease, without inquiry into the accuracy of such bill, statement or estimate. If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under the Ground Lease for the immediately succeeding twelve (12) months as determined by Lender, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Lease Reserve Fund. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent. Any amount applied by Lender from the Ground Lease Reserve Fund to the payment of Ground Lease Rent shall be deemed a capital contribution from Borrower to Mortgage Borrower.

7.4.3 Waiver of Ground Lease Account. Borrower shall be entitled to a credit against the monthly deposits of the Ground Lease Reserve Fund under Section 7.4 above in an amount equal to monthly deposits in respect of Ground Rent made under the Mortgage Loan, provided that Lender receives evidence reasonably acceptable to it of the making of such deposits.

Section 7.5 Debt Service Reserve.

7.5.1 Debt Service Reserve. On the Closing Date, Borrower shall deposit with Lender an amount equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (said amount, hereinafter, the “Debt Service Reserve Fund,” and the account in which such amount is held, hereinafter, the “Debt Service Reserve Account”) for the purpose of funding an escrow fund for the payment of Debt Service and any other amounts due under this Agreement and the other Loan Documents. On each Payment Date occurring on and after the first (1st) anniversary of the first (1st) Payment Date, Lender shall apply the Debt Service Reserve Fund in an amount equal to the Monthly Debt Service Payment Amount, which amount shall be deposited into the Cash Management Account for disbursement in accordance therewith, provided that, as of each such Payment Date, the Debt Service Coverage Ratio for the Properties for the immediately preceding twelve (12) month period shall be equal to or greater than 1.65 to 1.0. The insufficiency of any balance in the Debt Service Reserve Account shall not relieve Borrower from its obligation to pay Debt Service and any other amounts as required under this Agreement and the other Loan Documents. In lieu of making the deposit (or any portion thereof) to the Debt Service Reserve Account required pursuant to this Section 7.5.1, Borrower may deliver to Lender an irrevocable letter of credit (payable on sight draft only) in an amount equal to the amount that is otherwise required to be deposited into the Debt Service Reserve Account issued by a domestic financial institution having a rating by S&P and Fitch of not less than “AA” and “Aa2” by Moody’s if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, the highest then current ratings assigned in connection with any Securitization, which letter of credit shall be otherwise acceptable in form and substance to Lender and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, including any fee charged by the Rating Agencies. Prior to the return of any such letter of credit, Borrower shall deposit with Lender an amount equal to the amount that would have accumulated in the Debt Service Reserve Account and not been disbursed in accordance with this Section 7.5.1 if the letter of credit had not been delivered. Any such letter of credit shall be additional security for Borrower’s obligations under the Loan Documents. Lender shall have the right to draw in full upon any letter of credit: (i) if Lender has not received at least fifteen (15) Business Days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (ii) upon receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; (iii) ten (10) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to meet the rating requirement set forth in this Section 7.5.1; and (iv) upon the occurrence of an Event of Default.

7.5.2 Waiver of Debt Service Reserve Account. Borrower shall be entitled to a credit against the Debt Service Reserve Fund under Section 7.5.1 above in an amount equal to either (i) the amount deposited in the Debt Service Reserve Fund in accordance with Section 7.5.1 hereof, or (ii) the amount of the irrevocable letter of credit delivered in accordance with Section 7.5.1 hereof; provided that Lender receives evidence reasonably acceptable to it of the making of such deposit or the delivery of such irrevocable letter of credit.

Section 7.6 Excess Cash Reserve. Borrower shall provide evidence to Lender of the Debt Service Coverage Ratio for the Properties within forty-five (45) days after the end of each calendar quarter (the “DSCR Determination Date”). If on any DSCR Determination Date the Debt Service Coverage Ratio for the twelve (12) month period immediately preceding the end of such calendar quarter is less than the Default Determination Ratio (a “DSCR Excess Cash Sweep Event”), Borrower shall (i) deposit with Lender all Excess Cash Flow in the Cash Management Account, or (ii) either (A) prepay the Loan in accordance with Section 2.4.1 hereof, or (B) deposit with Lender (1) a cash escrow (which cash escrow shall be held in the Cash Management Account) or (2) a Letter of Credit in the case of either (A) or (B) in an amount that would result in the achievement of the Default Determination Ratio for the preceding twelve (12)

months based on a principal balance of the Loan reduced by such prepayment, Letter of Credit or cash escrow. Provided that no Event of Default, Mortgage Loan Default or Mezzanine Loan Default shall have occurred and be continuing, any funds escrowed in accordance with (i) or (ii)(B) of the preceding sentence or Letter of Credit delivered in accordance with clause (ii)(B)(2) of the preceding sentence shall be returned to Borrower if the Default Determination Ratio is achieved for two (2) consecutive DSCR Determination Dates without giving effect to any Letter of Credit or escrowed amounts; provided, however, such funds shall be so returned to Borrower no more than four (4) times during the term of the Loan. No Event of Default shall occur by reason of this Section 7.6 so long as Borrower deposits into the Cash Management Account the additional amounts required by this Section 7.6. All such deposit amounts shall be treated as a “Reserve Fund” for purposes of Section 7.8 hereof. All additional amounts deposited under this Section 7.6 shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine. All calculations of Debt Service Coverage Ratio shall be subject to verification by Lender.

7.6.1 Waiver of Excess Cash Reserve. Borrower shall be relieved of its obligations under Section 7.6 above, provided that (a) Mortgage Borrower is required to and does make the required deposits under Section 2.6.2(e) of the Mortgage Loan Agreement and (b) Lender receives evidence acceptable to it of the making of such deposits.

Section 7.7 Transfer of Reserve Funds under Mortgage Loan. If Mortgage Lender and Mezzanine Lender waive any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement, which reserves or escrow accounts are also required in accordance with the terms of this Article VII, or if the Mortgage Loan and/or the Mezzanine Loan is refinanced or paid off in full (without a prepayment of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan or new mezzanine loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement and/or the Mezzanine Loan Agreement to be transferred to and deposited with Lender in accordance with the terms of this Article VII (and Borrower shall enter into a cash management and lockbox agreement for the benefit of Lender substantially similar to the arrangement entered into at the time of the closing of the Mortgage Loan and the Mezzanine Loan), and, if any letters of credit have been substituted by Mortgage Borrower and/or Mezzanine Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement or the Mezzanine Loan Agreement, then Borrower shall also cause such letters of credit to be transferred to Lender to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement and the Mezzanine Loan Agreement.

Section 7.8 Reserve Funds, Generally. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. All interest on a Reserve Fund (with the exception of the Required Repair Fund) shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. All interest earned on the Required Repair Fund shall be added to and become a part of such Required Repair Fund and shall be disbursed in the same manner as other monies deposited in the Required Repair Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.	DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable, other than Taxes being contested pursuant to Section 5.1.2 and Taxes funded by Borrower pursuant to Section 7.2;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if Borrower Transfers or otherwise encumbers any portion of any Individual Property, the Mezzanine Collateral or the Collateral without Lender’s prior written consent in violation of the provisions of this Agreement, the Mezzanine Pledge Agreement, the Pledge Agreement, and Article 6 of any Mortgage or any other Loan Document or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(v) if any representation or warranty made by Borrower herein (or incorporated by reference herein) or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Mezzanine Borrower, Mortgage Borrower, Mortgage Borrower 1 Principal, Limited Guarantor, Guarantor, Operating Lessee or any other guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Limited Guarantor, Guarantor, Operating Lessee or any other guarantor under any guarantee issued in connection with the Loan or if Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Limited Guarantor, Guarantor, Operating Lessee or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Limited Guarantor, Guarantor, Operating Lessee, or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Limited Guarantor, Guarantor, Operating Lessee or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor, Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any covenant contained in Sections 4.1.30, 5.2.12, 5.2.15 and 5.2.16 hereof or any warranty or covenant contained in Section 4 of the Pledge Agreement;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in any Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default on the part of Borrower or Operating Lessee has occurred and continues beyond any applicable cure period under any

Management Agreement and if such default permits the Manager thereunder to terminate or cancel the Management Agreement;

(xiii) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) days after notice to Borrower from Lender;

(xiv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Operating Lessee, the Collateral, or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xvi) if any portion of the Collateral is Transferred or otherwise modified without Lender’s prior written consent;

(xvii) if a material default has occurred and continues beyond any applicable cure period under any Franchise Agreement and if such default permits the Franchisor thereunder to terminate or cancel the Franchise Agreement;

(xviii) if Borrower ceases to do business as a hotel at the Properties or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of any Individual Property following a Casualty or Condemnation);

(xix) if (A) a breach or default by Mortgage Borrower or Operating Lessee under any condition or obligation contained in the Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, or (C) the related Individual Property subject to any Ground Lease shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or

(D) any of the terms, covenants or conditions of the Ground Lease shall in any manner be materially modified, changed, supplemented, altered, or amended without the prior written consent of Lender;

(xx) if (A) a material default has occurred and continues beyond any applicable cure period under any Operating Lease, (B) any Operating Lease is amended, modified or terminated in violation of the terms of this Agreement, (C) Borrower fails to enforce the material terms and provisions of each Operating Lease; or (D) any Operating Rent Credits remain outstanding in violation of the terms of this Agreement; provided however, if the default is for the failure to pay rent under the Operating Lease, it shall not be a default until thirty (30) days following the expiration of any applicable cure period under the Operating Lease.

(xxi) a Mortgage Loan Event of Default or a Mezzanine Loan Event of Default shall occur.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Collateral and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Collateral is located, against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Provided no Event of Default shall have occurred and be continuing, Lender shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Collateral during the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 8.3 Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary in order to prevent or cure an Event of Default hereunder. Lender is authorized to enter upon the Properties for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in such Individual Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and such costs and expenses shall be immediately due and payable upon demand by Lender therefore.

Section 8.4 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 8.5 Power of Attorney. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Article VIII, Borrower hereby irrevocably constitutes and appoints the Lender its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in Section 8.3 hereof in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

IX.	SPECIAL PROVISIONS

Section 9.1 Sale of Notes and Securitization. Borrower acknowledges and agrees that Lender may sell or pledge all or any portion of the Loan and the Loan Documents and/or the Mortgage Loan or the Mezzanine Loan, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, pledges, participations and/or securitizations, collectively, a

“Securitization”). At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, including, without limitation, to:

(a) provide or cause Mortgage Borrower to provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender, prospective investors and/or the Rating Agencies;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and approved by Lender, Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender, prospective investors and/or the Rating Agencies;

(c) deliver (i) provided that the conditions set forth in Section 9.1.2(d) hereof have been satisfied, an Insolvency Opinion and an opinion with respect to, due execution and enforceability with respect to the Collateral, the Properties, the Mortgage Collateral, the Mezzanine Collateral, Borrower, Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Operating Lessee, Limited Guarantor, Guarantor and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

(d) if required by any prospective investor and/or any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Collateral, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Collateral, the Mezzanine Collateral, the Properties, the Mortgage Collateral, Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor, Guarantor and the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(f) execute such amendments to the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies to effect the Securitization, including, without limitation, amending the sequence and priority of the application of Rents (but not the amount of payments required) under the Cash Management

Agreement, provided that no such amendments shall result in a material adverse change in the Loan and, with respect to the sequence and priority of the application of Rents under the Cash Management Agreement, shall not have a material adverse effect on Mortgage Borrower;

(g) if requested by Lender, review any information regarding the Properties, Borrower, the Mezzanine Collateral, the Collateral, the Mortgage Collateral, Operating Lessees, Mortgage Borrower 1 Principal, Limited Guarantor, Guarantor, Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof, provided that Lender gives Borrower all such documents and a reasonable time period to review such documents and Lender agrees to use good faith efforts to incorporate any comments of Borrower with respect to the Properties, Borrower, Mortgage Borrower 1 Principal, Operating Lessees, Limited Guarantor, Guarantor and Manager; and

(h) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

9.1.2 Loan Components; Junior Mezzanine Loan. (a) Notwithstanding the provisions of Section 9.1 to the contrary, but subject to Section 9.1.2(c), Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average spread as the original note, but such new notes or modified note may subsequently change the weighted average spread and apply principal, interest rates and amortization of the Loan between the components in a manner specified by Lender in its sole discretion), and modify the Junior Mezzanine Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan.

(b) Notwithstanding the provisions of Section 9.1 to the contrary, but subject to Section 9.1.2(c), Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the amortization and principal balances (including, without limitation, the reallocation of the Release Amounts on a pro-rata basis) of each of the Loan, the Mezzanine Loan and the Mortgage Loan amongst each other and to require the payment of the Loan, the Mezzanine Loan and the Mortgage Loan in such order of priority as may be designated by Lender; provided, that the (i) initial weighted average spread of the Loan, the Mezzanine Loan and the Mortgage Loan following any such reallocation or modification shall not be changed from the initial weighted average spread in effect immediately preceding such reallocation or modification, (ii) the amortization based on the aggregate principal balances of the Loan, the Mezzanine Loan and the Mortgage Loan immediately preceding such reallocation or modification shall remain the same in the aggregate following any such reallocation or modification, but, provided further that such modifications may subsequently change the weighted average spread and apply principal, interest rates and amortization between and among the Loan, the Mezzanine Loan and the Mortgage Loan in a manner specified by Lender in its sole discretion, and (iii) in no event shall the principal balances of the Loan, the Mortgage Loan and the Mezzanine Loan be reallocated such that the sum of the aggregate principal balances of the Mezzanine Loan and the Loan exceed $102,500,000.

(c) Notwithstanding the provisions of Section 9.1 to the contrary, Lender agrees that any reallocation of the Release Amounts of the Properties associated with Section 9.1.2(b) will be made on a pro-rata basis across the Loan, the Mezzanine Loan and the Mortgage Loan. In addition, as set forth in the Loan Documents and the Mezzanine Loan Documents, respectively, a Deleveraging Prepayment shall be applied first to the Loan, until the Loan is paid in full and then to the Mezzanine Loan, until the Mezzanine Loan is paid in full and then to the Mortgage Loan.

(d) Notwithstanding the provisions of Section 9.1 to the contrary, but subject to Section 9.1.2(c), Borrower covenants and agrees that if Lender elects in its sole discretion to allocate a portion (but not greater than a pro-rata portion) of the Payment Guaranty so as to provide for a portion of the Mezzanine Loan and/or the Mortgage Loan to be guaranteed pursuant to a payment guaranty with substantially the same terms and provisions as the Payment Guaranty, then Borrower shall cooperate with Lender in connection therewith, including, without limitation, with respect to the Mezzanine Loan, the Mortgage Loan and the Loan, revising or preparing and delivering new Insolvency Opinions and enforceability opinions and executing and delivering such other new or revised loan documents as may be necessary to evidence such reallocation of the Payment Guaranty; provided, however, that notwithstanding anything herein to the contrary, Borrower shall have no obligation to provide a new or revised Insolvency Opinion for the Loan unless counsel for Borrower is satisfied that the past or then-contemplated arrangements for deposits to the Junior Mezzanine Debt Service Account by Guarantor from sources other than the Collateral do not constitute an intermingling of the assets of Borrower with those of Guarantor that would be inconsistent with the rendering of such Insolvency Opinion.

(e) Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Pledge Agreement and the other Loan Documents if Borrower fails to promptly comply with any of the terms, covenants or conditions of this Section 9.1.2.

9.1.3 Securitization Costs. All reasonable third party costs and expenses incurred by Borrower (except any legal fees and expenses which shall be paid by Borrower) in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender.

9.1.4 Property Removal. Borrower shall cooperate with Mortgage Lender in connection with any obligations of Mortgage Borrower pursuant to Section 9.1.4 of the Mortgage Loan Agreement.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Disclosure Documents, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Collateral,” “Description of the Mezzanine Loans,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mezzanine Loan,” “Mortgage Borrower,” “Description of the Mortgage Loan and Mortgaged Properties,” and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Collateral, the Mezzanine Collateral, the Mortgage Collateral, the Properties, Borrower, Mezzanine Borrower, Mortgage Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, BSCMI (whether or not it is the Lender), any Affiliate of BSCMI that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of BSCMI that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of BSCMI (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given BSCMI reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (ii) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (f) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Mortgage Borrower, Mezzanine Borrower, Mortgage Borrower 1 Principal, Operating Lessee, Limited Guarantor or Guarantor in connection with the Loan;

(ii) the willful misconduct of Borrower, Mortgage Borrower, Operating Lessee or Mezzanine Borrower;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto;

(iv) the misappropriation or conversion in violation of the Loan Documents, the Mortgage Loan Documents or the Mezzanine Loan Documents by Borrower, Mortgage Borrower, Operating Lessee or Mezzanine Borrower of (A) any Net Liquidation Proceeds After Debt Service, or (B) any Rents while any an Event of Default is continuing;

(v) failure by Borrower to deposit any distributions or other payments received by Borrower in respect of the Collateral into the Junior Mezzanine Debt Service Account as required by the Loan Documents;

(vi) failure to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof; and

(vii) with respect to the Philadelphia West Property, an Event of Default by Borrower beyond any applicable notice and cure period under Section 8.1(a)(xviii) hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Operating Lessee, Guarantor or Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, Operating Lessee, Borrower or any Affiliate of Borrower, Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, or Operating Lessee, solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, or Operating Lessee from any Person; (c) Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, Operating Lessee or Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, Operating Lessee or Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, Operating Lessee, Borrower or any portion of any Individual Property; (e) Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, Operating Lessee or Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if Mortgage Borrower, Mortgage Borrower 1 Principal, Mezzanine Borrower, Guarantor, Operating Lessee or Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering any of the Properties, the Mezzanine Collateral, the Mortgage Collateral or the Collateral; or (iii) if Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement.

Section 9.4 Matters Concerning Manager. (a) If (i) the Debt has been accelerated pursuant to Section 8.1(b) hereof, (ii) any Manager shall become bankrupt or insolvent, or (iii) a default by the related Manager occurs under any Management Agreement and, if such Manager is not an Affiliated Manager, the related Management Agreement provides for the termination of Manager thereunder upon such default without the payment of any termination fee, then Borrower shall, at the request of Lender, cause Mortgage Borrower to (A) terminate such Management Agreement and replace such Manager with a Qualified Manager pursuant to a Replacement Management Agreement, and (B) if such Manager is an Affiliated Manager, terminate any of the Management Agreements to which such Affiliated Manager is a party and replace such Affiliated Manager under each related Management Agreement with a Qualified Manager pursuant to a Replacement Management Agreement.

(b) If Manager shall become bankrupt or insolvent (a “Manager Excess Cash Sweep Event”), Borrower shall deposit all Excess Cash Flow in the Cash Management Account to be held by Lender until such Manager is replaced pursuant to Section 9.4(a) hereof. No Event of Default shall occur by reason of this Section 9.4(b) so long as Borrower deposits into the Cash Management Account the additional amounts required by this Section 9.4(b). All such deposit amounts shall be treated as a “Reserve Fund” for purposes of Section 7.7 hereof. All additional amounts deposited under this Section 9.4(b) shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (any such servicer/trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for all set-up fees and other initial costs relating to or arising under the Servicing Agreement; including the payment of the monthly servicing fee due to Servicer thereunder.

Section 9.6 Matters Concerning Franchisor. If (a) the Debt has been accelerated pursuant to Section 8.1(b) hereof, (b) any Franchisor shall become bankrupt or insolvent, or (c) a default by the related Franchisor occurs under any Franchise Agreement which Franchise Agreement provides for the termination of Franchisor thereunder upon such default without the payment of any termination fee, Borrower shall, at the request of Lender, terminate such Franchise Agreement and replace the related Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement.

X.	MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH COLLATERAL IS LOCATED OR AS OTHERWISE DETERMINED BY APPLICABLE LAW, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY

OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the

Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, New York 10179
Attention: J. Christopher Hoeffel
Facsimile No.: (212) 272-7047

with a copy to:	Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York 10038
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	c/o Westbrook Partners, L.L.C.
13155 Noel Road
Suite 2400
Dallas, Texas 75240
Attention: Pat Fox
Facsimile No.: (972) 934-8333

With a copy to:	Cravath, Swaine & Moore
825 Eighth Avenue
New York, New York 10019
Attention: Kent Richey, Esq.
Facsimile No.: (212) 474-3700

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO

TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Junior Mezzanine Debt Service Account. At the request of Lender, any costs, fees or expenses payable to Lender shall be payable to Lender’s designees.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. It is understood and agreed that, to the extent not precluded by a conflict of interest, Lender shall endeavor to work cooperatively with Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to Lender, it is anticipated that a single counsel selected by Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approval of the Borrower (not to be unreasonably withheld or delayed). To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses reasonably incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, BSCMI, or any of their Affiliates shall be subject to the prior written approval of Lender.

Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Collateral and in reliance upon the aggregate of the Collateral taken together being of greater value as collateral security than the sum of the individual interests of each Individual Borrower taken separately. Borrower agrees that the Pledge Agreements are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Pledge Agreements shall constitute an Event of Default under each of the other Pledge Agreements which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Pledge Agreement; (iii) each Pledge Agreement shall constitute security for the Note as if a single blanket lien were placed on all of the Collateral as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure upon all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of any part of the Collateral or require Lender to exhaust its remedies against any part of the Collateral or any combination of the Collateral before proceeding against any other part of the Collateral or combination of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated September 22, 2002 between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term defining each other Collective Group) has been defined to collectively include each Individual Borrower (and in the case of each Collective Group, defined to collectively include each member of the same). It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.3 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower (or with respect to any single member of a Collective Group) shall be deemed to be such a breach, occurrence or event with respect to both Individual Borrowers (and in the case of each Collective Group, each member of the same) and that both Individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower (and likewise that each member of a Collective Group need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to such Collective Group). The term “Collective Group” as used in this Agreement shall refer to each of the groups of entities represented in this Agreement by the following defined terms: Mezzanine Borrower, Mortgage Borrower, Limited Guarantor, Guarantor and Operating Lessee. The obligations and liabilities of each Individual Borrower shall be joint and several. Nothing in this Section 10.23 shall be deemed to create any liability (joint, several or otherwise) on the part of (i) any Individual Borrower in respect of any amounts outstanding under the Mortgage Loan or the Mezzanine Loan, (ii) any Mezzanine Borrower in respect of any amounts outstanding under the Mortgage Loan or the Loan or (iii) any Mortgage Borrower in respect of any amounts outstanding under the Loan or the Mezzanine Loan.

Section 10.24 Intentionally Omitted.

Section 10.25 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary which may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Properties).

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

WHP JUNIOR MEZZ BORROWER-1, L.L.C., a Delaware limited liability company

By:
Name:
Title:

WHP JUNIOR MEZZ BORROWER-2, L.L.C., a Delaware limited liability company

By:
Name:
Title:

LENDER: BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation

By:
Name:
Title:

SCHEDULE I

(Properties – Release Amounts)

[see attached]

SCH. I-1

SCHEDULE II

(Lockbox Properties)

1.	Hilton Del Mar

2.	Hilton Huntington

3.	Radisson Englewood

4.	Radisson Ft. Magruder

5.	Doubletree Minneapolis

6.	Marriott Houston North @ Greenspoint

7.	Valley River Inn

SCH. II-1

SCHEDULE III

(Required Repairs - Deadlines for Completion)

[see attached]

SCH. III-1

SCHEDULE IV

(Organizational Chart of Borrower)

[see attached]

SCH. IV-1

SCHEDULE V

(Franchise Agreements)

Radisson Englewood

License Agreement and Addendum to License Agreement, dated and effective November 27, 2002, by and between Radisson Hotel International, Inc., a Delaware corporation, as Franchisor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, related to the Radisson Englewood Hotel located at 401 South Van Brunt St., Englewood, New Jersey 07631.

Radisson Fort Magruder

License Agreement and Addendum to License Agreement, dated and effective November 27, 2002, by and between Radisson Hotel International, Inc., a Delaware corporation, as Franchisor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, related to the Radisson Fort Magruder Hotel located at 6945 Pocahontas Trail, Williamsburg, Virginia 23185.

General Marriott Documents

Marriott Consent Agreement, made as of December 5, 2002, by and among Wyndham International, Inc., a Delaware corporation, Wyndham International Operating Partnership, L.P., a Delaware limited partnership, Patriot American Hospitality, Inc., a Delaware corporation, Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, IHC Realty Partnership, L.P., a Delaware limited partnership, IHC Realty Corporation, a Delaware corporation, PAH GP, Inc., a Delaware corporation, Interstone/PAH Partners, L.P., a Delaware limited partnership, IHC/Houston Partnership, L.P., a Delaware limited partnership, Mar-Ty, LLC, a Delaware limited liability company and wholly owned subsidiary of Wyndham, IHC/Conshohocken Partnership, L.P., a Delaware limited partnership, IHC II, LLC, a Delaware limited liability company, Marriott International, Inc., a Delaware corporation and Marriott Hotel Services, Inc., a Delaware corporation, Westbrook Hotel Partners IV, L.L.C., a Delaware limited liability company and Westbrook Hotel Co-Investment Partners IV, L.L.C., a Delaware limited liability company (Westbrook Partners and Westbrook Co-Investment Partners sometimes referred to as “Purchaser”), WHP Hotel Owner-1, L.P., a Delaware limited partnership, WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company, WHP Hotel Lessee-1, Inc., a Delaware corporation, WHP Hotel Lessee-2, Inc., a Delaware corporation and WHP Hotel Lessee-2A, Inc., a Delaware corporation.

Marriott Philadelphia West

Franchise Agreement made and entered into effective as of December 5, 2002, by and between Marriott International, Inc., a Delaware corporation, as Franchisor, and WHP Hotel Lessee-2, Inc., a Delaware corporation, as Franchisee, related to the Marriott Philadelphia West Hotel located at Matson Ford at Front Street, 111 Crawford Ave, West Conshohocken, Pennsylvania 19428.

Guaranty, dated as of December 5, 2002, by WHP Ground Lessor, L.P., a Delaware limited partnership, WHP Hotel Owner-2A, L.L.C., a Delaware limited liability company and WHP

SCH. V-1

Hotel Owner-2B, L.L.C. in favor of and for the benefit of Marriott International, Inc., a Delaware corporation, as Franchisor, regarding a certain Franchise Agreement dated as of December 5, 2002, by and between Franchisor and WHP Hotel Lessee-2, Inc., a Delaware corporation, as Franchisee.

Memorandum of Rights of First Refusal and Purchase Upon Termination, dated as of the 5th day of December, 2002, among Marriott International, a Delaware corporation, as Franchisor, WHP Hotel Lessee-2, Inc., a Delaware corporation, as Franchisee, and WHP Ground Lessor L.P., a Delaware limited partnership, as Owner, related to the Marriott Philadelphia West Hotel located at Matson Ford at Front Street, 111 Crawford Ave, West Conshohocken, Pennsylvania 19428.

Owner Agreement made and entered into as of the 5th day of December, 2002, by and among Marriott International, Inc., a Delaware corporation, as Franchisor, WHP Hotel Lessee-2, Inc., a Delaware corporation, as Franchisee, and WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company and WHP Ground Lessor, L.P., a Delaware limited partnership, related to the Marriott Philadelphia West Hotel located at Matson Ford at Front Street, 111 Crawford Ave, West Conshohocken, Pennsylvania 19428.

Guaranty, dated as of December 5, 2002, by WHP Hotel Owner-2A, L.L.C., a Delaware limited liability company, WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company, and WHP Ground Lessor, L.P., a Delaware limited partnership (jointly and severally, the “Guarantor”), in favor of and for the benefit of Marriott Hotel Services, Inc., a Delaware corporation and Marriott International Inc., a Delaware corporation.

Owner Agreement, dated as of December 5, 2002, by and between WHP Ground Lessor, L.P., a Delaware limited partnership, as Ground Lessor, WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company, as Ground Lessee, WHP Hotel Lessee-2, Inc., a Delaware corporation, as Lessee, and Marriott Hotel Services, Inc., a Delaware corporation, as Manager.

Marriott Houston North

Franchise Agreement, made and entered into effective as of the December 5, 2002, by and between Marriott International, Inc., a Delaware corporation, as Franchisor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Franchisee, related to the Marriott Houston North Hotel located at 255 North Sam Houston Parkway, Houston, Texas 77060 (Houston/Greenspoint).

Memorandum of Rights of First Refusal and Purchase Upon Termination, dated as of the 5th day of December, 2002, among Marriott International, a Delaware corporation, as Franchisor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Franchisee, and WHP Hotel Owner-1, L.P., a Delaware limited partnership, as owner, regarding real property located in Harris County, State of Texas.

Guaranty executed as of December 5, 2002 by WHP Hotel Owner-1, L.P., a Delaware limited partnership, in favor of and for the benefit of Marriott International, Inc., a Delaware corporation, regarding the franchise agreement by and between WHP Hotel Lessee-1, Inc., a Delaware corporation, as Franchisee and Marriott International, Inc., as Franchisor.

SCH. V-2

Owner Agreement entered into as of December 5, 2002, by and among Marriott International, Inc., a Delaware corporation, as Franchisor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Franchisee, and WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Owner.

Acknowledgement made and entered into as of December 5, 2002, by WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Greenspoint Fee Owner, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Greenspoint Operating Lessee, WHP Ground Lessor, L.P., a Delaware limited partnership, as Conshohocken Fee Owner, WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company, as Conshohocken Ground Lessee and WHP Hotel Lessee-2, Inc., a Delaware corporation, as Conshohocken Operating Lessee.

Hilton Del Mar

Franchise License Agreement and Rider to Franchise License Agreement, dated December 5, 2002, by and between Hilton Inns, Inc., as Licensor, and WHP Hotel Lessee-1, Inc., as Licensee, related to the Hilton Del Mar Hotel located at 15575 Jimmy Durante Blvd., Del Mar, CA 92014.

Guarantee of Franchise License Agreement, dated December 5, 2002, made by WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Guarantor, in connection with the Franchise Agreement by and between Hilton Inns, Inc., a Delaware corporation, as Licensor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, covering that certain Hilton Sand Diego/Del Mar located at 15575 Jimmy Durante Blvd., Del Mar, CA 92014.

Hilton Huntington

Franchise License Agreement and Rider to Franchise License Agreement, dated December 5, 2002, by and between Hilton Inns, Inc. a Delaware corporation, as Licensor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, related to the Hilton Huntington Hotel located at 598 Broadhollow Road, Melville, NY 11747.

Guarantee of Franchise License Agreement, dated December 5, 2002, made by WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Guarantor, in connection with the Franchise Agreement by and between Hilton Inns, Inc., a Delaware corporation, as Licensor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, covering that certain Hilton Huntington located at 598 Broadhollow Road, Melville, NY 11747.

Doubletree Guest Suites

Franchise License Agreement and Rider to Franchise License Agreement, dated December 5, 2002, by and between Hilton Inns, Inc., a Delaware corporation, as Licensor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, related to the Doubletree Guest Suites Hotel located at 1101 La Salle Avenue, Minneapolis, MN 55403.

Assignment and Assumption of Management Agreement, dated December 5, 2002, by and among PAH Leasing, LLC, a Delaware limited liability company, as Assignor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Assignee, and DT Management, Inc., an Arizona corporation, as Manager.

SCH. V-3

Conversion of Management Agreement to Franchise, dated December 5, 2002, by and among PAH Leasing, LLC, a Delaware limited liability company, as Assignor, WHP Hotel lessee-1, Inc., a Delaware corporation, as Assignee, and DT Management, Inc., an Arizona corporation, as Manager, regarding the Management of the Doubletree Guest Suites Minneapolis.

Guarantee of Franchise License Agreement, dated December 5, 2002, made by WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Guarantor, in connection with the Franchise Agreement by and between Doubletree Hotel Systems, Inc., a Delaware corporation, as Licensor, and WHP Hotel Lessee-1, Inc., a Delaware corporation, as Licensee, covering that certain Doubletree Guest Suites Minneapolis located at 1101 LaSalle Avenue, Minneapolis, MN 55403.

WestCoast Valley River Inn

WestCoast Hotel Marketing, Inc. Joint Marketing Agreement, Valley River Inn, effective November 30, 1998, between Wyndham International Operating Partnership, L.P., as Participant, and Westcoast Hotel Marketing, Inc., a Washington corporation (predecessor-in-interest to Westcoast Hotels, Inc.), regarding property located at 1000 Valley River Way, Eugene, Oregon.

Assignment, Assumption and Amendment of Agreements, dated as of December 4, 2002, by and between Wyndham International Operating Partnership, L.P., a Delaware limited partnership, as assignor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as assignee.

Guaranty of Management and Marketing Agreements, effective December 5, 2002, by WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Guarantor, to and for the benefit of WestCoast Hotels, Inc., a Washington corporation.

SCH. V-4

SCHEDULE VI

(Management Agreements)

Radisson Englewood

Property Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-1, Inc., a Delaware corporation, as Lessee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, related to the Radisson Englewood Hotel located at 401 South Van Brunt Street, Englewood, New Jersey 07631.

Radisson Fort Magruder

Property Management Agreement, dated as of December 5, 2002, by and between WHP Lessee-1, Inc., a Delaware corporation, as Lessee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, related to the Radisson Fort Magruder Hotel located at 6945 Pocahontas Trail, Williamsburg, Virginia 23185.

Hilton Del Mar

Property Management Agreement, dated as of December 5, 2002, by and between WHP Lessee-1, Inc., a Delaware corporation, as Lessee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, related to the Hilton Del Mar Hotel located at 15575 Jimmy Durante Boulevard, Del Mar, California 92104.

Hilton Huntington

Property Management Agreement, dated as of December 5, 2002, by and between WHP Lessee-1, Inc., a Delaware corporation, as Lessee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, related to the Hilton Huntington Hotel located at 598 Broadhollow Road, Melville, New York 11747.

Doubletree Guest Suites

Property Management Agreement, dated as of December 5, 2002, by and between WHP Lessee-1, Inc. a Delaware corporation, as Lessee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, related to the Doubletree Guest Suites Hotel located at 1101 La Salle Avenue, Minneapolis, Minnesota 55403.

WestCoast Valley River Inn

Management Agreement, dated November 30, 1998, by and between WestCoast Hotels, Inc. and Wyndham International Operating Partnership, L.P. related to the WestCoast Valley River Inn, located at 100 Valley River Way, Eugene, Oregon 97401.

Assignment, Assumption and Amendment of Agreements, dated as of December 4, 2002, by and between Wyndham International Operating Partnership, L.P., a Delaware limited partnership, as assignor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as assignee, and only as to the

SCH. VI-1

amendments set forth in Sections 9 and 10, between assignee and WestCoast Hotels, Inc., a Washington Corporation, assigning, assuming and amending the Management Agreement dated November 30, 1998 by and between WestCoast Hotels, Inc. and Wyndham International Operating Partnership, L.P.

Guaranty of Management and Marketing Agreements, effective December 5, 2002, by WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Guarantor, to and for the benefit of WestCoast Hotels, Inc., a Washington corporation.

Asset Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-1, Inc., a Delaware limited partnership and Sunstone Hotel Properties, Inc., a Colorado corporation.

Hyatt Newporter Hotel

Management Agreement, dated as of June 9, 1989, by and between Hyatt Corporation, as Manager and CLS Newporter, Ltd., as predecessor in interest to Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, and Wyndham International Operating Partnership, L.P., a Delaware limited partnership, related to the Hyatt Newporter Hotel located at 1107 Jamboree Road, Newport Beach, California 92660.

Assignment and Assumption of Agreements, dated as of December 5, 2002, by and among Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, and Wyndham International Operating Partnership, L.P., a Delaware limited partnership each as Assignors and WHP Hotel Lessee-1, Inc. a Delaware corporation, as Assignee, assigning and assuming the Management Agreement, dated as of June 9, 1989, by and between Hyatt Corporation, as Manager and CLS Newporter, Ltd. as predecessor in interest to assignor.

Owner, Lessee and Manager Non-Disturbance and Attornment Agreement, dated as of December 5, 2002, among WHP Hotel Owner-1, L.P. a Delaware limited partnership, WHP Hotel Lessee-1, Inc., a Delaware corporation and Hyatt Corporation, a Delaware corporation.

Asset Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-1, Inc., a Delaware limited partnership and Sunstone Hotel Properties, Inc., a Colorado corporation.

Marriott Troy

Management Agreement, between CHC Lease Partners and Marriott International, Inc., dated as of February 26, 2000, related to the Marriott Troy Hotel, located at 200 West Big Beaver Road, Troy, Michigan 48084.

Assignment, Assumption and Amendment of Management Agreement made and entered into as of December 5, 2002, by and among WHP Owner-2A, L.L.C., a Delaware limited liability company and formerly known as Mar-Ty, L.L.C., as Assignor, WHP Hotel Lessee-2A, Inc., a Delaware corporation, as Assignee, and Marriott International, Inc., a Delaware corporation, as Manager, assigning and assuming that certain Management Agreement, between CHC Lease Partners and Marriott International, Inc., dated as of February 26, 2000.

SCH. VI-2

Memorandum of Agreements, dated as of December 5, 2002, by and among WHP Hotel Owner-2A, L.L.C., a Delaware limited liability company f/k/a Mar-Ty, L.L.C., as Lessor, WHP Hotel Lessee-2A, Inc., a Delaware corporation, as Lessee, and Marriott International, Inc., a Delaware corporation, as Manager, regarding operation of a hotel on the premises located in Troy, Michigan.

Owner Agreement made and entered into as of the 5th day of December, 2002, by and between WHP Hotel Owner-2A, L.L.C., a Delaware limited liability company (formerly known as Mar-Ty, LLC), as Lessor, WHP Hotel Lessee-2A, Inc., a Delaware corporation, as Lessee, and Marriott International, Inc., a Delaware corporation, as Manager, regarding property more commonly known as the “Marriott Troy Hotel” located in Troy, Michigan.

Asset Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-2A, Inc., a Delaware limited partnership and Sunstone Hotel Properties, Inc., a Colorado corporation.

Marriott Philadelphia West

Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-2, Inc., a Delaware corporation, as Lessee, and Marriott Hotel Services, Inc., a Delaware corporation, as Manager, related to the Marriott Philadelphia West Hotel located at Matson Ford at Front Street, 111 Crawford Ave, West Conshohocken, Pennsylvania 19428.

Termination Agreement, entered into as of December 5, 2002, by and among IHC II, LLC, a Delaware limited liability company, as Primary Manager, Marriott Hotel Services, Inc., a Delaware corporation, as Submanager, Marriott International, Inc., a Delaware corporation, Wyndham International Operating Partnership, L.P., a Delaware limited partnership, as Lessee, and IHC/Conshohocken Partnership, L.P., a Delaware limited partnership, as Owner.

Memorandum of Agreements, dated as of December 5, 2002, by and among WHP Ground Lessor, L.P, a Delaware limited partnership, as Ground Lessor, WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company, as Ground Lessee, and Marriott Hotel Services, Inc., a Delaware corporation, as Manager, regarding the Marriott Philadelphia West Hotel located at 111 Crawford Avenue, West Conshohocken, PA.

Manager Acknowledgment, effective December 5, 2002, by and between Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, WHP Hotel Lessee-2, Inc., a Delaware corporation, as Franchisee, and Marriott International, Inc., a Delaware corporation, as Franchisor, regarding the Marriott Philadelphia West Hotel located at 111 Crawford Avenue, West Conshohocken, PA.

Asset Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-2, Inc., a Delaware limited partnership and Sunstone Hotel Properties, Inc., a Colorado corporation.

SCH. VI-3

Marriott Houston North

Property Management Agreement, dated as of December 5, 2002, by and between WHP Lessee-1, Inc., a Delaware corporation, as Lessee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, related to the Marriott Houston North Hotel located at 255 N. Sam Houston Parkway East, Houston, Texas 77060.

Termination Agreement, entered into as of December 5, 2002, by and among IHC II, LLC, a Delaware limited liability company, as Primary Manager, Marriott Hotel Services, Inc., a Delaware corporation, as Submanager, Marriott International, Inc., a Delaware corporation, Wyndham International Operating Partnership, L.P., a Delaware limited partnership, as Lessee, and IHC/Houston Partnership, L.P., a Delaware limited partnership, as Owner.

Manager Acknowledgment, effective December 5, 2002, by and between Marriott International, Inc., a Delaware corporation, as Franchisor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Franchisee, and Sunstone Hotel Properties, Inc., a Colorado corporation, as Manager, for the Marriott Houston North Hotel located at 255 N. Sam Houston Parkway, East Houston, Texas 77060.

Agreement and Indemnity Regarding Hotel Employees, made and entered into the 5th day of December, 2002, by and among Sunstone Hotel Properties, Inc., a Colorado corporation, as Hotel Manager, WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Hotel Fee Owner, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Hotel Franchisee and Marriott International, Inc., a Delaware corporation and Marriott Hotel Services, Inc., a Delaware corporation, for employees located at 255 East North Belt Drive, Houston, Texas.

Marriott Tyson’s Corner

Management Agreement, between Interstone/PAH Partners L.P. and Marriott Hotel Services, Inc., dated as of December 24, 1996, related to the Marriott Tyson’s Corner Hotel located at 8028 Leesburg Pike, Vienna (Tyson’s Corner), Virginia 22182.

Assignment, Assumption and Amendment of Management Agreement, made and entered into as of December 5, 2002, by and among Interstone, PAH Partners L.P., a Delaware limited partnership (formerly known as Interstone/CGL Partners, L.P.), as Assignor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Assignee, and Marriott Hotel Services, Inc., as Manager, assigning, assuming and amending that certain Management Agreement between Interstone/PAH Partners L.P. and Marriott Hotel Services, Inc. dated as of December 24, 1996.

Memorandum of Agreements, dated as of December 5, 2002, by and among WHP Hotel Owner-1, L.P, a Delaware limited partnership, as Lessor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Lessee, and Marriott International, Inc., a Delaware corporation, as Manager, regarding operation of a hotel on the premises located in Vienna (Tyson’s Corner), Virginia.

Owner Agreement made and entered into as of the 5th day of December, 2002, by and between WHP Hotel Owner-1, L.P., a Delaware limited partnership, as Lessor, WHP Hotel Lessee-1, Inc., a Delaware corporation, as Lessee, and Marriott International, Inc., a Delaware corporation,

SCH. VI-4

as Manager, regarding property more commonly known as the “Marriott Tyson’s Corner” located in Vienna, Virginia.

Asset Management Agreement, dated as of December 5, 2002, by and between WHP Hotel Lessee-1, Inc., a Delaware limited partnership and Sunstone Hotel Properties, Inc., a Colorado corporation.

SCH. VI-5

SCHEDULE VII

(Amortization Schedule)

NOT APPLICABLE

SCH. VII-1

SCHEDULE VIII

(Liquor / Hospitality Licenses)

[see attached]

SCH. VIII-1

SCHEDULE IX

(Ground Leases)

PHILADELPHIA MARRIOTT WEST, WEST CONSHOHOCKEN, MONTGOMERY COUNTY, PENNSYLVANIA

1.	Lease Agreement dated December 5, 2002 by and between WHP Ground Lessor, L.P., a Delaware limited partnership (“Ground Lessor”) and WHP Hotel Owner-2B, L.L.C., a Delaware limited liability company (“Owner-2B”).

2.	Memorandum of Lease by and between Ground Lessor and Owner-2B dated December 5, 2002 and to be recorded December , 2002 as File No. of Official Records.

HYATT NEWPORTER, NEWPORT BEACH, ORANGE COUNTY, CALIFORNIA

1.	Consolidation, Amendment and Restatement of Leases dated September 30, 1981 between The Irvine Company, a Michigan corporation (“Irvine”) and The Newporter Hotel Corp., a California corporation (“NHC”).

2.	Memorandum of Consolidation, Amendment and Restatement of Leases between Irvine and NHC dated September 30, 1981 and recorded September 30, 1981 at Book 14239, Page 1558.

3.	Assignment, Acceptance and Agreement and Consent dated September 30, 1981 among NHC, Newporter J.V., a joint venture between Philotecton USA, Inc. and Ridgway, Ltd., both Delaware corporations (The “JV”) and Irvine recorded at Book 14239, Page 1575 as Instrument No. 40205.

4.	Letter dated September 30, 1981 from the JV to Irvine granting Irvine a 45-day right of first refusal to purchase the tenant’s interest under the ground lease.

5.	Assignment of Ground Lease and Grant Deed dated February 27, 1985 between Philotecton USA, Inc. and CSL Newporter Ltd., a California limited partnership (“CSL”), and recorded February 28, 1985 as Instrument No. 85-70297.

6.	First Amendment to Consolidation, Amendment and Restatement of Leases between Irvine and CSL dated July 10, 1986 and recorded December 22, 1986 as Instrument No. 86-632993.

7.	Second Amendment to Consolidation, Amendment and Restatement of Leases dated March 9, 1987 between Irvine and CSL.

8.	Assignment and Assumption of Lessor’s Interest in Ground Leases from Irvine to HAC Real Estate Corp. B, a Delaware corporation (“HAC”) dated June 26, 1992 and recorded June 30, 1992 as Instrument No. 92-441110.

SCH. IX-1

9.	Assignment and Assumption of Ground Lease dated March 10, 1995 between CSL and Newporter Beach Hotel Investments, LLC, a Washington limited liability company (the “LLC”), and recorded on March 10, 1995 as Instrument No. 95-0098555.

10.	Letter dated March 8, 1995 from the LLC to HAC adding, inter alia, a requirement that tenant deliver annual operating and capital budgets to landlord.

11.	Grant Deed conveying the leasehold estate from the LLC to Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (“Patriot”) dated April 1, 1996 and recorded April 1, 1996 as Instrument No. 19960158352.

12.	Assignment of Ground Lease conveying the leasehold estate from Patriot to WHP Hotel Owner-1, L.P., a Delaware limited partnership dated December 5, 2002 and recorded , as Instrument No. .

RADISSON ENGLEWOOD, ENGLEWOOD, BERGEN COUNTY, NEW JERSEY

1.	Ground Lease dated as of March 12, 1987 by and between Nordhoff-South Van Brunt Investors Co., a New Jersey general partnership (“NSVBIC”) and Prime Motor Inns, Inc., a Delaware corporation (“PMI”).

2.	Memorandum of Lease between NSVBIC and PMI dated March 12, 1987 and recorded February 4, 1988 at Book 7180, Page 291.

3.	Letter Waiver dated March 12, 1987 by and between PMI and NSVBIC.

4.	First Amendment to Lease dated as of December 4, 1987 by and between NSVBIC and PMI.

5.	Second Amendment to Lease dated as of January 26, 1988 by and between NSVBIC and PMI.

6.	Letter Agreement dated February 29, 1988 by and between PMI and NSVBIC.

7.	Assignment of Ground Lease from PMI to N.J. Howard Johnson, L.P., a Delaware limited partnership (“N.J. Howard”) dated March 2, 1988, recorded March 3, 1988 at Book 7186, Page 66.

8.	Third Amendment to Lease dated as of March 8, 1988 by and between NSVBIC and PMI.

9.	Consent to Assignment dated as of September 18, 1996 among NSVBIC, N.J. Property, L.P. (f/k/a N.J. Howard Johnson, L.P.) (“N.J. Property”), Interstate Hotels Corporation and Interstone Partners I L.P. (“Interstone”).

10.	Ground Lease Assignment and Assumption Agreement from N.J. Property to Interstone dated September 18, 1996 and recorded September 20, 1996 at Book 7912, Page 777.

SCH. IX-2

11.	Assignment of Ground Lease from IHC Realty Partnership, L.P., f/k/a Interstone, dated December 5, 2002 and recorded , at Book , Page .

SCH. IX-3

SCHEDULE X

(Form of Smith Travel Research Reports)

[see attached]

SCH. X-1

SCHEDULE XI

(PIP Requirements)

[see attached]

SCH. XI-1

SCHEDULE XII

(Assignments of Management Agreements)

1.	Junior Mezzanine Assignment of Management Agreement and Subordination of Management Fees, dated as of December 5, 2002, by WHP Hotel Lessee-1, Inc. and WHP Junior Mezz Borrower-1, L.L.C. to Bear Stearns Commercial Mortgage, Inc. and consented and agreed to by Sunstone Hotel Properties, Inc.

2.	Junior Mezzanine Assignment of Asset Management Agreement an Subordination of Fees, dated as of December 5, 2002, by WHP Hotel Lessee-1, Inc. and WHP Junior Mezz Borrower-1, L.L.C. to Bear Stearns Commercial Mortgage and consented and agreed to by Sunstone Hotel Properties, Inc.

3.	Junior Mezzanine Assignment of Management Agreement, dated as of December 5, 2002, by WHP Hotel Lessee-1, Inc. and WHP Junior Mezz Borrower-1, L.L.C. to Bear Stearns Commercial Mortgage and consented and agreed to by Hyatt Corporation.

4.	Junior Mezzanine Consent to Collateral Assignment and Subordination, Non-Disturbance and Attornment Agreement, dated as of December 5, 2002, by WHP Hotel Lessee-1, Inc. and WHP Junior Mezz Borrower-1, L.L.C. to Bear Stearns Commercial Mortgage and consented and agreed to by Marriott Hotel Services, Inc. (Marriott Tyson’s Corner).

5.	Junior Mezzanine Consent to Collateral Assignment and Subordination, Non-Disturbance and Attornment Agreement, dated as of December 5, 2002, by WHP Hotel Lessee-2A, Inc. and WHP Junior Mezz Borrower-2, L.L.C. to Bear Stearns Commercial Mortgage and consented and agreed to by Marriott International, Inc. (Marriott Troy).

6.	Junior Mezzanine Consent to Collateral Assignment and Subordination, Non-Disturbance and Attornment Agreement, dated as of December 5, 2002, by WHP Hotel Lessee-2, Inc. and WHP Junior Mezz Borrower-2, L.L.C. to Bear Stearns Commercial Mortgage and consented and agreed to by Marriott Hotel Services, Inc. (Marriott Philadelphia West).

7.	Junior Mezzanine Assignment of Management Agreement and Subordination of Management Fees, dated as of December 5, 2002, by WHP Hotel Lessee-1, Inc. and WHP Junior Mezz Borrower-1, L.L.C. to Bear Stearns Commercial Mortgage and consented and agreed to by Westcoast Hotels, Inc.

SCH. XII-1